                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           HILLCREST HEALTHCARE SYSTEM

                                       AND

                          ARDENT HEALTH SERVICES, INC.

                                  MAY 11, 2004

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                                TABLE OF CONTENTS

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                                                                                        PAGE
1.     PURCHASE OF ASSETS..........................................................      9

       1.1.   Assets...............................................................      9

       1.2.   Excluded Assets......................................................      11

       1.3.   Assumed Liabilities..................................................      13

       1.4.   Excluded Liabilities.................................................      14

       1.5.   Purchase Price.......................................................      16

       1.6.   Net Working Capital, Estimates and Audits............................      16

       1.7.   Prorations...........................................................      18

2.     CLOSING.....................................................................      18

       2.1.   Closing..............................................................      18

       2.2.   Actions of Seller at Closing.........................................      18

       2.3.   Actions of Buyer at Closing..........................................      20

3.     REPRESENTATIONS AND WARRANTIES OF SELLER....................................      21

       3.1.   Existence and Capacity...............................................      21

       3.2.   Powers; Consents; Absence of Conflicts With Other Agreements; Etc....      22

       3.3.   Binding Agreement....................................................      22

       3.4.   Financial Statements.................................................      22

       3.5.   Certain Post-Balance Sheet Results...................................      23

       3.6.   Licenses.............................................................      24

       3.7.   Certificates of Need.................................................      24

       3.8.   Medicare Participation/Accreditation.................................      25

       3.9.   Regulatory Compliance................................................      25

       3.10.  Equipment............................................................      26

       3.11.  Real Property........................................................      26

       3.12.  Title................................................................      27

       3.13.  Employee Benefit Plans...............................................      28

       3.14.  Litigation or Proceedings............................................      29

       3.15.  Environmental Laws...................................................      29

       3.16.  Hill-Burton and Other Liens..........................................      30

       3.17.  Taxes................................................................      30

       3.18.  Employee Relations...................................................      31
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                                   (CONTINUED)

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
       3.19.  Agreements and Commitments...........................................      31

       3.20.  The Assumed Contracts................................................      32

       3.21.  Supplies.............................................................      32

       3.22.  Insurance............................................................      32

       3.23.  Third Party Payor Cost Reports.......................................      33

       3.24.  Medical Staff Matters................................................      33

       3.25.  Condition of Assets..................................................      34

       3.26.  Intellectual Property; Computer Software.............................      34

       3.27.  Accounts Receivable..................................................      34

       3.28.  Experimental Procedures..............................................      34

       3.29.  Compliance Program...................................................      34

       3.30.  Partial Subsidiaries.................................................      35

       3.31.  Full Disclosure......................................................      37

       3.32.  Seller's Knowledge...................................................      37

4.      REPRESENTATIONS AND WARRANTIES OF BUYER....................................      37

       4.1.   Existence and Capacity...............................................      37

       4.2.   Powers; Consents; Absence of Conflicts With Other Agreements, Etc....      37

       4.3.   Binding Agreement....................................................      38

       4.4.   Availability of Funds................................................      38

       4.5.   Legal Proceedings....................................................      38

       4.6.   Solvency.............................................................      38

       4.7.   Full Disclosure......................................................      39

       4.8.   Buyer's Knowledge....................................................      39

5.     COVENANTS OF SELLER PRIOR TO CLOSING........................................      39

       5.1.   Information..........................................................      39

       5.2.   Operations...........................................................      39

       5.3.   Negative Covenants...................................................      40

       5.4.   Governmental Approvals...............................................      41

       5.5.   FTC Notification.....................................................      41

       5.6.   Additional Financial Information.....................................      41
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                                   (CONTINUED)

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
       5.7.   No-Shop Clause.......................................................      42

       5.8.   Title Commitment.....................................................      42

       5.9.   Surveys..............................................................      43

       5.10.  Insurance Ratings....................................................      43

       5.11.  Tail Insurance.......................................................      44

       5.12.  Medical Staff Disclosure.............................................      44

       5.13.  Seller's Efforts to Close............................................      44

       5.14.  Waiver of Bulk Sales Law Compliance..................................      44

6.     COVENANTS OF BUYER PRIOR TO CLOSING.........................................      44

       6.1.   Governmental Approvals...............................................      44

       6.2.   FTC Notification.....................................................      45

       6.3.   Buyer's Efforts to Close.............................................      45

       6.4.   Waiver of Bulk Sales Law Compliance..................................      45

7.     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER................................      45

       7.1.   Representations/Warranties...........................................      45

       7.2.   Pre-Closing Confirmations............................................      45

       7.3.   Title Policy.........................................................      46

       7.4.   Actions/Proceedings..................................................      46

       7.5.   Adverse Change.......................................................      46

       7.6.   Insolvency...........................................................      46

       7.7.   Opinion of Counsel to Seller.........................................      46

       7.8.   Required Consents....................................................      46

       7.9.   Vesting/Recordation..................................................      47

8.     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...............................      47

       8.1.   Representations/Warranties...........................................      47

       8.2.   Governmental Approvals...............................................      47

       8.3.   Actions/Proceedings..................................................      47

       8.4.   Insolvency...........................................................      47

       8.5.   Opinion of Counsel to Buyer..........................................      47

9.     SELLER'S COVENANT NOT TO COMPETE............................................      47
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                                   (CONTINUED)

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
10.    ADDITIONAL AGREEMENTS.......................................................      48

       10.1.  Allocation of Purchase Price.........................................      48

       10.2.  Termination Prior to Closing.........................................      49

       10.3.  Post Closing Access to Information...................................      49

       10.4.  Preservation and Access to Records After the Closing.................      50

       10.5.  CON Disclaimer.......................................................      50

       10.6.  Tax and Medicare Effect..............................................      50

       10.7.  Reproduction of Documents............................................      51

       10.8.  Cooperation on Tax Matters...........................................      51

       10.9.  Cost Reports.........................................................      51

       10.10. Misdirected Payments, Etc............................................      52

       10.11. Employee Matters.....................................................      52

       10.12. Governance and Management............................................      53

       10.13. Indigent Care Policies...............................................      54

       10.14. Continuation of Services.............................................      54

       10.15. Capital Expenditures.................................................      54

       10.16. Residency Programs...................................................      55

       10.17. Grandfathering of Medical Staffs.....................................      55

       10.18. Use of Controlled Substance Permits..................................      55

       10.19. Financial Statements.................................................      56

       10.20. Lockbox Accounts.....................................................      56

       10.21. Subsequent Sale......................................................      56

       10.22. Notification of Certain Matters......................................      56

       10.23. Use of Names.........................................................      57

       10.24. Buyer's Post-Closing Insurance Obligations...........................      57

       10.25. Repairs..............................................................      57

11.    INDEMNIFICATION.............................................................      58

       11.1.  Indemnification by Buyer.............................................      58

       11.2.  Limitations on Indemnification by Buyer..............................      58

       11.3.  Indemnification by Seller............................................      59
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
       11.4.  Limitations on Indemnification by Seller.............................      59

       11.5.  Notice and Control of Litigation.....................................      60

       11.6.  Notice of Claim......................................................      61

       11.7.  No Punitive Damages..................................................      61

       11.8.  Exclusive Remedy.....................................................      61

12.    MISCELLANEOUS...............................................................      62

       12.1.  Schedules and Exhibits...............................................      62

       12.2.  Additional Assurances................................................      64

       12.3.  Consented Assignment.................................................      64

       12.4.  Consents, Approvals and Discretion...................................      64

       12.5.  Legal Fees and Costs.................................................      65

       12.6.  Governing Law; Venue.................................................      65

       12.7.  Benefit/Assignment...................................................      65

       12.8.  Brokerage Fees.......................................................      65

       12.9.  Cost of Transaction..................................................      65

       12.10. Confidentiality......................................................      66

       12.11. Public Announcements.................................................      66

       12.12. Waiver of Breach.....................................................      66

       12.13. Notice...............................................................      66

       12.14. Severability.........................................................      67

       12.15. Gender and Number....................................................      68

       12.16. Divisions and Headings...............................................      68

       12.17. Survival.............................................................      68

       12.18. Affiliates...........................................................      68

       12.19. Waiver of Jury Trial.................................................      68

       12.20. Accounting Date......................................................      69

       12.21. No Inferences........................................................      69

       12.22. No Third Party Beneficiaries.........................................      69

       12.23. Enforcement of Agreement.............................................      69

       12.24. Entire Agreement/Amendment...........................................      69
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                                TABLE OF CONTENTS
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
       12.25. Risk of Loss.........................................................      69

       12.26. Other Owners of Purchased Assets.....................................      70

       12.27. Foundation...........................................................      70

       12.28. Material.............................................................      70

       12.29. Sections.............................................................      71

       12.30. Fraudulent or Criminal Conduct.......................................      71
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                            GLOSSARY OF DEFINED TERMS

DEFINED TERM                                                                                  SECTION
Accessibility Laws.................................................................                3.11(d)
Accounting Firm....................................................................                 1.6(c)
Accounts Receivable................................................................                 1.1(e)
Affiliate..........................................................................                  12.18
Agreement..........................................................................                Caption
AOA................................................................................                    3.8
Applications.......................................................................                    3.7
Assignment and Assumption Agreement................................................                 2.1(c)
Assumed Contracts..................................................................                 1.1(h)
Assumed Liabilities................................................................                    1.3
Balance Sheet Date.................................................................                    3.4
Baseline Schedule..................................................................                12.1(a)
Board of Trustees..................................................................                  10.12
Buyer..............................................................................                Caption
Buyer Aggregate Amount.............................................................                   11.4
Buyer Entity(ies)..................................................................       Introduction (F)
Buyer Entity Organization(s).......................................................       Introduction (E)
Buyer Indemnified Parties..........................................................                   11.3
Buyer Losses.......................................................................                   11.3
CERCLA.............................................................................                   3.15
Certificate of Need................................................................                    3.7
Change Notice......................................................................                12.1(b)
Closing............................................................................                    2.1
Closing Date.......................................................................                    2.1
Closing Documents..................................................................                   3.31
COBRA..............................................................................                3.13(f)
Code...............................................................................                3.13(b)
Competing Business.................................................................                      9
Confidentiality Agreements.........................................................                  12.10
control ...........................................................................                  12.18
Designated Officers................................................................                   3.32
Designated Persons.................................................................                   3.32
Employee Lease Agreement...........................................................       Introduction (M)
Environmental Laws.................................................................                   3.15
ERISA..............................................................................                3.13(b)
ERISA Controlled Group.............................................................                3.13(b)
Excluded Assets....................................................................                    1.2
Excluded Contracts.................................................................                 1.2(c)
Excluded Liabilities...............................................................                    1.4
Execution Date.....................................................................                Caption
Exemption Certificate..............................................................                    3.7
Facilities.........................................................................       Introduction (C)
Final Exhibits.....................................................................                12.1(i)
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
Financial Statements...............................................................                    3.4
Foundation.........................................................................                  12.27
FTC................................................................................                    5.5
Full Services Management Agreement.................................................       Introduction (M)
GAAP...............................................................................                 1.6(a)
Government Entity..................................................................                    3.9
HIPAA..............................................................................                    3.9
Hospitals..........................................................................                 3.5(b)
HSR Act............................................................................                    5.5
Indemnified Party..................................................................                   11.5
Indemnifying Party.................................................................                   11.5
Independent Counsel................................................................                12.1(i)
Independent Facility(ies)..........................................................       Introduction (D)
Independent Facility Agreement(s)..................................................       Introduction (J)
Independent Health Care Business(es)...............................................       Introduction (D)
Independent Hospital(s)............................................................       Introduction (D)
Independent Parties................................................................       Introduction (L)
Intellectual Property..............................................................                   3.26
Interim Statements.................................................................                    5.6
Introduction.......................................................................                    1.1
JCAHO..............................................................................                    3.8
Justice Department.................................................................                    5.5
Lease Agreement....................................................................       Introduction (K)
Lease Effective Date...............................................................       Introduction (M)
Lease/Sublease.....................................................................                 2.1(n)
Leased Real Property...............................................................                 1.1(a)
Letter Agreement...................................................................       Introduction (K)
Letter of Intent...................................................................       Introduction (K)
License Agreement..................................................................                 2.1(m)
Limited Services Management Services Agreement.....................................       Introduction (P)
Management Services Agreement......................................................                 2.1(o)
Material...........................................................................                  12.28
Material Leased Real Property......................................................                    5.8
Material Consents..................................................................                    7.8
Metro Facilities...................................................................       Introduction (C)
Metro Health Care Business(es).....................................................       Introduction (C)
Metro Hospital(s)..................................................................       Introduction (C)
Modified Schedule..................................................................                12.1(b)
Net Working Capital................................................................                 1.6(a)
Objection Notice...................................................................                12.1(c)
Owned Real Property................................................................                 1.1(a)
Partial Subsidiaries...............................................................                3.30(g)
Permitted Encumbrances.............................................................                   3.11
Physicians.........................................................................                  10.17
Plans..............................................................................                3.13(a)
Post-Closing Adjustment Date.......................................................                 1.6(b)
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
PTO................................................................................                 1.3(c)
Purchase Price.....................................................................                    1.5
Purchased Assets...................................................................                    1.1
RCRA...............................................................................                   3.15
Real Property......................................................................                 1.1(a)
Restricted Area....................................................................                      9
Seller.............................................................................                Caption
Seller Aggregate Amount............................................................                11.2(a)
Seller Cost Reports................................................................                   10.9
Seller Entity Organization(s)......................................................       Introduction (A)
Seller Entity(ies).................................................................       Introduction (B)
Seller Indemnified Parties.........................................................                   11.1
Seller Losses......................................................................                   11.1
Seller Organizations...............................................................       Introduction (A)
solvency ..........................................................................                    4.6
State Health Agency................................................................                    3.6
Strategic Hospital(s)..............................................................       Introduction (C)
Strategic Facility Agreement(s)....................................................       Introduction (I)
Strategic Health Care Business(es).................................................       Introduction (C)
Strategic Parties..................................................................       Introduction (K)
Surveys............................................................................                    5.9
Tax Returns........................................................................                3.17(a)
Title Commitment...................................................................                    5.8
Title Company......................................................................                    5.8
Title Policy.......................................................................                    5.8
to the best knowledge of Seller, to Sellers knowledge, or known....................                   3.32
to the knowledge of Buyer, to Buyers knowledge, or known...........................                    4.2
Transition Services Agreement......................................................                 2.1(k)
WARN Act...........................................................................                 1.3(e)

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 11, 2004 (the "Execution Date"), by and between HILLCREST HEALTHCARE SYSTEM, an Oklahoma not-for-profit corporation ("Seller"), and ARDENT HEALTH SERVICES, INC., a Delaware corporation ("Buyer").

                                  INTRODUCTION

         A. Seller is the parent of a multi-organization system of organizations, each of which Seller, completely or partially, directly or indirectly, owns or controls (i.e., possesses the power to direct or cause the direction of the management and policies of the entity whether through the holding of membership interests, the ownership of voting securities, by contract or otherwise), including, but not limited to, the organizations listed on Part A of Exhibit A (individually, a "Seller Entity Organization" and collectively, the "Seller Entity Organizations").

         B. Seller Entity Organizations include the organizations listed on Part B of Exhibit A (individually, a "Seller Entity" and collectively, the "Seller Entities") and on Part C of Exhibit A (individually, a "Seller Organization" and collectively, the "Seller Organizations"), each of which is engaged directly or indirectly in the business of delivering health care services to the public and/or in activities directly or indirectly related thereto, including, without limitation, the ownership and/or lease of assets and the employment and/or engagement of personnel used in connection with the ownership and operation of health care facilities and businesses.

         C. Seller Entities (a) are engaged directly or indirectly in the business of delivering health care services and in businesses directly or indirectly related thereto in metropolitan Tulsa, Oklahoma through (i) the ownership and operation of the hospitals identified on Part A of Exhibit B (individually, a "Metro Hospital" and collectively, the "Metro Hospitals") and
(ii) the ownership and operation of the health care businesses and activities incident to the operation of the Metro Hospitals identified on Part B of Exhibit B (individually, a "Metro Health Care Business" and collectively, the "Metro Health Care Businesses") (the Metro Hospitals and the Metro Health Care Businesses are referred to in this Agreement collectively as the "Metro Facilities") and (b) are engaged directly or indirectly in the business of delivering health care services and in businesses directly or indirectly related thereto outside metropolitan Tulsa, Oklahoma in the Oklahoma communities of Cushing, Bristow, Cleveland, Pawnee, Henryetta, Poteau and Wagoner through (i) the operation of the hospitals identified on Part C of Exhibit B (individually, a "Strategic Hospital" and collectively, the "Strategic Hospitals") and (ii) the ownership and operation of the health care businesses and activities incident to the operation of the Strategic Hospitals identified on Part D of Exhibit B (individually, a "Strategic Health Care Business" and collectively, the "Strategic Health Care Businesses") (the Strategic Hospitals and the Strategic Health Care Businesses are referred to in this Agreement collectively as the "Strategic Facilities" and the Metro Facilities and the Strategic Facilities are referred to in this Agreement collectively as the "Facilities").

         D. Seller Organizations are engaged directly or indirectly in the business of delivering health care services and in businesses directly or indirectly related thereto outside metropolitan

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Tulsa, Oklahoma in the Oklahoma communities of Fairfax, Coalgate and Prague through (i) the operation of the hospitals identified on Part E of Exhibit B (individually, an "Independent Hospital" and collectively, the "Independent Hospitals") and (ii) the ownership and operation of the health care businesses and activities incident to the operation of the Independent Hospitals identified on Part F of Exhibit B (individually, an "Independent Health Care Business" and collectively, the "Independent Health Care Businesses") (the Independent Hospitals and the Independent Health Care Businesses are referred to in this Agreement collectively as the "Independent Facilities").

         E. Buyer is the parent of a multi-organization system of organizations, each of which Buyer, completely or partially, directly or indirectly, owns or controls (i.e., possesses the power to direct or cause the direction of the management and policies of the entity whether through the holding of membership interests, the ownership of voting securities, by contract or otherwise), including, but not limited to, the organizations listed on Part A of Exhibit C (individually, a "Buyer Entity Organization" and collectively, the "Buyer Entity Organizations").

         F. Buyer Entity Organizations include the organizations listed on Part B of Exhibit C (individually, a "Buyer Entity" and collectively, the "Buyer Entities"), each of which will be engaged directly or indirectly in the business of delivering health care services to the public and/or in activities directly or indirectly related thereto following the consummation of the transactions contemplated in this Agreement.

         G. On the Closing Date (as defined in Section 2.1), Seller desires to sell to Buyer and Buyer desires to purchase from Seller substantially all of the assets of Seller and Seller Entities which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Facilities (other than the Excluded Assets (as defined in Section 1.2)), and Buyer has agreed to cause Buyer Entities to assume the Assumed Liabilities (as defined in Section 1.3) for the Purchase Price (as defined in Section 1.5) and upon the terms and conditions set forth in this Agreement.

         H. Further, on the Closing Date, as more fully described herein, Seller and Seller Entity Organizations desire to cease to engage directly or indirectly in the business of delivering health care services and in businesses directly or indirectly related thereto.

         I. However, Seller and Seller Entities operate the Strategic
Facilities through and pursuant to agreements styled either as "operating agreements" or "lease agreements" (individually, a "Strategic Facility Agreement" and collectively, the "Strategic Facility Agreements"), none of which appears to permit Seller or Seller Entities to assign in its entirety the applicable agreement to an independent third party without first obtaining the consent of all or some the other parties to the agreement, and none of which appears to permit a for-profit entity to assume the position of the applicable Seller Entity as the operator of the Strategic Facilities.

         J. Further, Seller and Seller Organizations operate the Independent Facilities through and pursuant to agreements also styled as "operating agreements" or "lease agreements" (individually, an "Independent Facility Agreement" and collectively, the "Independent Facility Agreements"), several of which do not permit Seller or Seller Organizations to unilaterally terminate the subject agreement without cause.

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         K. Therefore, between the Execution Date and the Closing Date, and for no additional consideration other than the Purchase Price, Seller and Buyer shall jointly use their respective commercially reasonable best efforts to accomplish either of the following: (a) to cause the other parties to each Strategic Facility Agreement (the "Strategic Parties") to reach, on or before the Closing Date, an agreement, pursuant to which, on or before the Closing Date, the Strategic Parties to each Strategic Facility Agreement will: (i) with the consent of Seller and the applicable Seller Entity, terminate the Strategic Facility Agreement between them and Seller and the applicable Seller Entity and
(ii) with the consent of the Buyer, enter into a new lease agreement in substantially the form attached to Exhibit D between them and the applicable Buyer Entity (the "Lease Agreement"), as modified as necessary to incorporate the terms of the agreements between Buyer and Seller set forth herein, pursuant to which the applicable Buyer Entity will replace the applicable Seller Entity as the operator of the subject Strategic Facilities, under terms and conditions substantially similar to the terms and conditions then in effect under the terminated Strategic Facility Agreement, except to the extent otherwise agreed to by Buyer and the Strategic Parties, and approved by Seller, and except to the extent otherwise required by law, or (b) to cause the Strategic Parties to each Strategic Facility Agreement to enter into, on or before the Closing Date, a letter of intent between them and Buyer (a "Letter of Intent"), pursuant to which the Strategic Parties to each Strategic Facility Agreement will agree to take as promptly as is possible after the Closing Date, the following actions:
(a) with the consent of Seller and the applicable Seller Entity, terminate the Strategic Facility Agreement between them and Seller and the applicable Seller Entity and (b) enter into a Lease Agreement, as modified as necessary to incorporate the terms of the agreements between Buyer and Seller set forth herein, pursuant to which the applicable Buyer Entity will replace the applicable Seller Entity as the operator of the subject Strategic Facilities, under terms and conditions substantially similar to the terms and conditions then in effect under the terminated Strategic Facility Agreement, except to the extent otherwise agreed to by Buyer and the Strategic Parties, and approved by Seller, and except to the extent otherwise required by law; with commercially reasonable best efforts, as used in this Paragraph K, defined to include (i) the agreement of Seller and Buyer to act cooperatively in a collaborative manner to make all necessary and appropriate contacts with the Strategic Parties to each Strategic Facility Agreement as may be required to cause them to enter into a Lease Agreement or a Letter of Intent on or before the Closing Date and (ii) the agreement of Seller and Buyer to assist the Strategic Parties to the Strategic Facility Agreement relating to Cushing Regional Hospital to identify, develop and implement strategies to convert the debt of Cushing Regional Hospital from tax-exempt to taxable in order to enable the Strategic Parties to the Strategic Facility Agreement relating to Cushing Regional Hospital to enter into a Lease Agreement with a Buyer Entity on or before, or as soon as possible after, the Closing Date.

         L. Further, between the Execution Date and the Closing Date, and for no additional consideration other than the Purchase Price, Seller and the applicable Seller Organization shall use their commercially reasonable best efforts to reach an agreement with the other parties to each Independent Facility Agreement (the "Independent Parties"), pursuant to which the Independent Parties to each Independent Facility Agreement will agree to take as promptly as possible before, on or after the Closing Date the following actions:
(a) with the consent of Seller and the applicable Seller Organization, terminate the Independent Facility Agreement between them and Seller and the applicable Seller Organization and (b) implement or pursue one or more alternative strategies,

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including, but not limited to, converting their Independent Facilities to independent, stand alone, facilities, selling their Independent Facilities to an independent third party (including an independent third party introduced to them by Seller), entering into a management agreement with an independent third party (including an independent third party introduced to them by Seller) pursuant to which the independent third party will manage the business and operations of their Independent Facilities, or entering into an affiliation or other collaborative arrangement with an independent third party (including an independent third party introduced to them by Seller).

         M. On the Closing Date, subject to and in accordance with the terms of this Agreement, and for no additional consideration other than the Purchase Price, Seller and Buyer shall take, and shall cause to be taken with respect to each group of Strategic Parties that enters into a Lease Agreement on or prior to the Closing Date, the same actions Buyer and Seller shall take hereunder respecting the Metro Facilities (the intent of the parties being to treat said Strategic Facilities and Metro Facilities the same), including, without limitation, the following actions: (a) as more fully described in Section 10.11, Seller shall, and shall cause Seller Entities to, terminate all of their employees assigned to the Strategic Facilities who are not parties to written employment agreements with Seller or Seller Entities, and Buyer shall cause the applicable Buyer Entities to offer to hire all active employees of Seller and Seller Entities assigned to the Strategic Facilities who are not parties to written employment agreements; (b) as more fully described in Section 1.1, Seller shall sell, convey, transfer and deliver, and shall cause Seller Entities to sell, convey, transfer and deliver, to the applicable Buyer Entities, and Buyer shall cause the applicable Buyer Entities to purchase, acquire and accept, all of the right, title and interest of Seller and Seller Entities in the assets owned and/or leased by Seller and Seller Entities and used in connection with the operation of the Strategic Facilities as may exist on the Closing Date, other than the Excluded Assets; (c) as more fully described in Section 1.2, Seller and Seller Entities shall retain all of the rights, title and interest of Seller and Seller Entities in and to the Excluded Assets; (d) as more fully described in Section 1.3, Seller and Seller Entities shall assign to Buyer and the applicable Buyer Entity, and Buyer shall, and shall cause the applicable Buyer Entity to, assume and pay, perform, honor and discharge the Assumed Liabilities; and (e) as more fully described in Section 1.4, Seller and Seller Entities shall retain, and Buyer shall and Buyer Entities shall not assume, and shall not be obligated to pay, the Excluded Liabilities.

         Further, on the Closing Date, subject to and in accordance with the terms of this Agreement, and for no additional consideration other than the Purchase Price, Seller and Buyer shall implement, and shall cause to be implemented, with respect to each group of Strategic Parties that enters into a Letter of Intent on or prior to the Closing Date, a transitional strategy designed to provide each such group of Strategic Parties the time required to enter into a Lease Agreement (or, as provided below, to pursue an alternative strategy), which transitional strategy shall consist of the following components: (a) on the Closing Date, Seller and the applicable Seller Entity shall remain and continue to be parties to the applicable Strategic Facility Agreement then in effect, the term of which shall continue until Buyer or Buyer Entity enters into a Lease Agreement with the applicable Strategic Parties, unless sooner terminated in accordance with its terms or otherwise; (b) on the Closing Date, Seller and/or the applicable Seller Entity and Buyer and/or the applicable Buyer Entity shall enter into a "full services" management services agreement in substantially the form attached to Exhibit E-1, as modified as necessary to incorporate the terms of the agreements between Buyer and

Seller set forth herein (the "Full Services Management Services Agreement"), pursuant to which the parties thereto shall agree as follows: (i) the Full Services Management Services Agreement shall have an initial term of twelve (12) calendar months, commencing on the Closing Date, subject to extension by Seller if Buyer renews and extends its exclusive right to negotiate as provided below,
(ii) Buyer or the applicable Buyer Entity shall provide to the applicable Seller Entity the "full services" described in the Full Services Management Services Agreement for a management fee calculated as follows: two percent (2%) of the net revenues of the Strategic Hospitals subject to the Full Services Management Services Agreement (calculated as of the fiscal year ended June 30, 2003) if the Strategic Hospitals are Bristow Memorial Hospital, Cleveland Area Hospital, Henryetta Medical Center, Wagoner Community Hospital and Pawnee Municipal Hospital, Forty Thousand Dollars ($40,000) per calendar month if the Strategic Hospital is Cushing Regional Hospital (if and for so long as the Cushing Regional Hospital debt is tax-exempt) or two percent (2%) of the net revenues of Cushing Regional Hospital (calculated as of the fiscal year ended June 30, 2003 (if and when the Cushing Regional Hospital debt is converted to taxable debt)), and Thirty Thousand Dollars ($30,000) per calendar month if the Strategic Hospital is Eastern Oklahoma Medical Center (if and for so long as the Eastern Oklahoma Medical Center debt is tax-exempt) or two percent (2%) of the net revenues of Eastern Oklahoma Medical Center (calculated as of the fiscal year ended June 30, 2003 (if and when the Eastern Oklahoma Medical Center debt is converted to taxable debt)) (iii) as between Buyer and Seller, Buyer shall have the exclusive right to negotiate a Lease Agreement with the applicable Strategic Parties during the first six (6) calendar months of the Full Services Management Services Agreement, (iv) Buyer shall have the right to declare the Strategic Facilities subject to a Full Services Management Services Agreement to be Independent Facilities by giving Seller written notice of its declaration at any time during the term of the Full Services Management Services Agreement, (v) as between Buyer and Seller, Buyer shall have the right to renew and extend its exclusive right to negotiate for an additional six (6) calendar months by giving Seller written notice of its extension between the first and last day of the sixth (6th) calendar month of the Full Services Management Services Agreement,
(vi) the term of the Full Services Management Services Agreement shall remain twelve (12) calendar months if Buyer declares the Strategic Facilities subject to the Full Services Management Services Agreement to be Independent Facilities,
(vii) the term of the Full Services Management Services Agreement shall be extended for an additional six (6) calendar months from the date of any subsequent declaration by Buyer that the Strategic Facilities shall be Independent Facilities if Buyer renews and extends its exclusive right to negotiate, (viii) during the last six (6) months of the Full Services Management Services Agreement, if Buyer has declared that the Strategic Facilities shall be Independent Facilities, Buyer shall no longer have an exclusive right to negotiate and Seller shall have the right to pursue one or more alternative strategies involving the Independent Facilities on behalf of itself and/or on behalf of the applicable Strategic Parties, and (ix) except for each Full Services Management Services Agreement with respect to which Buyer declares the Strategic Facilities which are the subject of the same to be Independent Facilities, beginning on the first day of the seventh (7th) calendar month of each Full Services Management Services Agreement, Seller and/or the applicable Seller Entity and Buyer and/or the applicable Buyer Entity shall enter into a line of credit pursuant to which Buyer and/or the applicable Buyer Entity shall agree to loan to the applicable Seller Entity on commercially reasonable terms all funds needed by the applicable Seller Entity to fund capital and operating shortfalls from the first day of the seventh (7th) calendar month until the earlier of the date on which: (i) Buyer declares the Strategic Facility to be an Independent Facility, or (ii) the Full Services Management Services Agreement expires or terminates, and Seller shall not dividend or otherwise transfer monies from the Seller Entity (such monies shall be retained by the Seller Entity and used to fund ongoing operations and capital requirements); (c) on the Closing Date, Seller and/or the applicable Seller Entity and Buyer and/or the applicable Buyer Entity shall enter into an employee lease agreement in substantially the form attached to Exhibit F, as modified as necessary to incorporate the terms of the agreements between Buyer and Seller set forth herein (the "Employee Lease Agreement"), pursuant to which the parties thereto shall agree as follows: (i) the term of the applicable Employee Lease Agreement shall be coterminous with the term of the applicable and corresponding Full Services Management Services Agreement, (ii) as more fully described in Section 10.11, on the Closing Date, Seller shall, and shall cause Seller Entities to, terminate all of their employees assigned to the Strategic Facilities included within the applicable Strategic Facility Agreement who are not parties to written employment agreements with Seller or Seller Entities, and Buyer shall cause the applicable Buyer Entity to offer to hire all active employees assigned to said Strategic Facilities who are not parties to written employment agreements, (iii) Buyer or the applicable Buyer Entity shall lease to the applicable Seller Entity all employees assigned to said Strategic Facilities whom the applicable Buyer Entity employs for a fee equal to Buyer's or Buyer Entity's actual costs of employment, without mark-up, and (iv) on the date on which the Employee Lease Agreement expires or terminates, Buyer or the applicable Buyer Entity shall permit Seller (or its designee) or the applicable Seller Entity (or its designee) to offer to hire all employees employed by Buyer or the applicable Buyer Entity and assigned to the applicable Strategic Facilities unless on the date on which the Employee Lease Agreement expires or terminates, Buyer or the applicable Buyer Entity enters into a Lease Agreement with the applicable Strategic Parties; (d) on the Closing Date, Seller shall assign, and shall cause Seller Entities to assign, and Buyer shall cause the applicable Buyer Entity to assume, any contracts that Seller and Buyer mutually agree shall create an operational or legal problem if not assigned to and assumed by the applicable Buyer Entity during the term of the Full Services Management Services Agreement; (e) on the date on which Buyer or the applicable Buyer Entity and the applicable Strategic Parties enter into a Lease Agreement (the "Lease Effective Date"), Seller and Buyer shall take, and shall cause to be taken, with respect to the Strategic Facilities of the Strategic Parties that enter into the Lease Agreement, the same actions Seller and Buyer shall take hereunder respecting the Metro Facilities (the intent of the parties being to treat the Lease Effective Date and the Closing Date the same), including, without limitation, the following actions: (i) Buyer shall pay to Seller by wire transfer of immediately available funds to the account specified by Seller to Buyer in writing, an amount equal to the Net Working Capital (as defined in Section 1.6(a)) of the applicable Seller Entity, calculated as of the first day of the seventh (7th) calendar month of the Full Services Management Services Agreement (i.e., the date on which Seller and/or the applicable Seller Entity and Buyer and/or the applicable Buyer Entity enters into the line of credit referred to above), minus the amount of any long-term debt and capitalized leases in respect of the applicable Strategic Facilities that are assumed by the applicable Buyer Entity (other than the loans made to the applicable Buyer Entity pursuant to the line of credit referred to above, (ii) as more fully described in Section 1.1, Seller shall sell, convey, transfer and deliver, and shall cause Seller Entities to sell, convey, transfer and deliver, to the applicable Buyer Entity, and Buyer shall cause the applicable Buyer Entity to purchase, acquire, and accept, all of the rights, title and interest of Seller and Seller Entities in the assets owned and/or leased by Seller and Seller Entities and used in connection with the operation of the Strategic Facilities as may exist on the Lease Effective Date, other than the Excluded Assets, (iii) as more fully described in Section 1.2, Seller and Seller Entities shall retain all of the rights, title and interest of Seller and Seller Entities in and to the Excluded Assets as may exist on the Lease Effective Date, (iv) as more fully described in Section 1.3, Seller and Seller Entities shall assign to Buyer and the applicable Buyer Entity, and Buyer shall, and shall cause the applicable Buyer Entity to, assume all applicable Assumed Liabilities existing on the Lease Effective Date, except that the Assumed Liabilities shall include all loans made by Buyer and/or the applicable Buyer Entity to the applicable Seller Entity to fund capital and operating shortfalls and all obligations of Seller and the applicable Seller Entity to return assets to the Strategic Parties upon the termination of the applicable Strategic Facility Agreement, and (v) as more fully described in
Section 1.4, Seller and Seller Entities shall retain, and Buyer and Buyer Entities shall not assume, and shall not be obligated to pay, the Excluded Liabilities existing on the Lease Effective Date; (f) on the Lease Effective Date, Seller shall not be required to update the representations and warranties that it makes in this Agreement to include the Lease Effective Date (i.e., Seller's representations and warranties shall remain as made as of the Closing
Date) other than the representations and warranties it makes herein relating to the ownership of Purchased Assets; (g) between the Closing Date and the Lease Effective Date, Seller shall, and shall cause Seller Entities to, observe and comply with the positive and negative covenants contained in Section 5.2 and
Section 5.3 in respect to the Strategic Facilities and the Purchased Assets used in connection with the operation of the same; (h) as more fully described in the Full Services Management Services Agreements, each party to the same shall defend, indemnify and hold harmless the other party to the same, the Affiliates (as defined in Section 12.18) of the other party to the same, and its and their respective directors, officers, principals, attorneys, employees, agents or other representatives, from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees and fees of expert consultants and witnesses) that the same may incur as a result of, or with respect to, the fraudulent or negligent acts or omissions of the indemnifying party; (i) Seller, at the written request of Buyer, shall appoint one representative of Buyer to the board of directors of each Seller Entity that is and remains a party to a Strategic Facility Agreement in force and effect after the Closing Date for so long as the applicable Full Services Management Services Agreement continues in force and effect; (j) during the period in which Buyer or the applicable Buyer Entity retains the exclusive right to negotiate under an applicable Full Services Management Services Agreement, Seller or Seller Entity that is the party to the Strategic Facility Agreement shall exercise in accordance with Buyer's written instructions any right of first refusal or comparable right granted to Seller or applicable Seller Entity in the Strategic Facility Agreement, subject to and consistent with its terms and conditions; and (k) on the date on which a Full Services Management Services Agreement terminates or expires, Buyer and the applicable Buyer Entity shall forgive all loans made by them to the applicable Seller Entity to fund the capital and operating shortfalls of the Strategic Facilities included within the applicable Strategic Facility Agreement if Buyer and the applicable Buyer Entities fail or are unable to enter into a Lease Agreement for the Strategic Facilities.

         P. Further, on the Closing Date, for no additional consideration other than the Purchase Price, Seller and the applicable Seller Organizations shall terminate the Independent Facility Agreements between them and the applicable Independent Parties who consent to termination. In addition, for those groups of Independent Parties who are not in a position to terminate their Independent Facility Agreements on the Closing Date, and for those groups of Strategic Parties who fail to either enter into Lease Agreements or Letters of Intent on or prior to the Closing Date (each of which group is deemed a group of Independent Parties for this Paragraph P), Seller and Buyer shall implement a transitional strategy, designed to provide each such group of Independent Parties the time required to terminate the Independent Facility Agreement (or the Strategic Facility Agreement) and to implement or pursue one or more alternative strategies, which transitional strategy shall consist of the following components: (a) on the Closing Date, Seller and the applicable Seller Organization shall remain and continue to be parties to the applicable Independent Facility Agreement (or the applicable Strategic Facility Agreement) then in effect, the term of which shall continue until the applicable Independent Parties terminate the applicable Independent Facility Agreement (or the applicable Strategic Facility Agreement), unless sooner terminated in accordance with its terms; (b) on the Closing Date, Seller and/or the applicable Seller Organization and Buyer and/or the applicable Buyer Entity shall enter into a "limited services" management services agreement in substantially the form attached to Exhibit E-2 (the "Limited Services Management Services Agreement"), pursuant to which Buyer or the applicable Buyer Entity shall provide to the applicable Seller Organization the "limited services" described in the Limited Services Management Services Agreement for a management fee equal to two percent (2%) of the net revenues of the Independent Hospital (calculated as of the fiscal year ended June 30, 2003); (c) the Limited Services Management Services Agreement shall have an initial term of twelve (12) calendar months, commencing on the Closing Date; (d) Seller or the applicable Seller Organization shall have the right to terminate the Limited Services Management Services Agreement without cause upon thirty (30) days prior written notice to Buyer and the applicable Buyer Entity, (e) on the Closing Date, Seller and Seller Entities shall continue to employ all of the employees assigned to the Independent Facilities included within the applicable Independent Facility Agreement (or the applicable Strategic Facility Agreement); (f) from and after the Closing Date, Seller and the applicable Seller Organization shall use their best efforts to reach an agreement with the Independent Parties to each Independent Facility Agreement (and Strategic Facility Agreement), pursuant to which, as soon as possible after the Closing Date, the Independent Parties will agree to terminate the Independent Facility Agreement (or Strategic Facility Agreement) between them and Seller and the applicable Seller Organization and implement or pursue one or more alternative strategies; and (g) as more fully described in the Limited Services Management Services Agreements, each party to the same shall defend, indemnify and hold harmless the other party to the same, and the Affiliates of the other party to the same, and its and their respective directors, officers, principals, attorneys, employees, agents or other representatives, from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees and fees of expert consultants and witnesses) that the same may incur as a result of, or with respect to, the fraud, gross negligence or willful misconduct of the indemnifying party.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the provisions of the foregoing Introduction, which form a part of this Agreement, and the agreements, covenants, representations, and warranties hereafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

         1.1. ASSETS. Subject to the terms and conditions of this Agreement, except as otherwise provided in the Introduction to this Agreement (the "Introduction"), as of the Closing (as defined in Section 2.1), Seller agrees to sell, convey, transfer and deliver, and to cause Seller Entities to sell, convey, transfer and deliver to, Buyer Entities, and Buyer agrees to cause Buyer Entities to purchase, acquire and accept, all of the rights, title and interest of Seller and Seller Entities in the assets owned and/or leased by Seller and Seller Entities and used in connection with the operation of the Facilities as may exist on the Closing Date, other than the Excluded Assets (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following:

            (a) Except for the Excluded Real Property (as defined in Section 1.2), all real property that is owned by Seller and Seller Entities and used in connection with the operation of the Facilities, including, without limitation, the real property described as "Owned Real Property" on Schedule 1.1(a)(i), together with all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the "Owned Real Property") and all real property that is leased by Seller and Seller Entities and used in connection with the operation of the Facilities, including, without limitation, the real property described as "Leased Real Property" on Schedule 1.1(a)(ii) (collectively, the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the "Real Property");

            (b) all tangible personal property owned by Seller and Seller Entities and used in connection with the operation of the Facilities, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings;

            (c) all supplies and inventory owned by Seller and Seller Entities and used in the business or operation of the Facilities;

            (d) all assignable and assumable deposits and prepaid expenses which were made in connection with the operation of the Facilities which exist as of the Closing Date;

            (e) all rights to receive funds swept from the lockbox accounts and depository accounts described in Section 10.20, which are attributable to the accounts receivable arising from the rendering of services to patients at the Facilities by Seller and Seller Entities, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services rendered prior to the Closing Date, including, without limitation, patient receivables related to Medicare, Medicaid and other third-party patient claims due from beneficiaries or governmental third-party payors (excluding settlement accounts relating to Sections 1.2(d) and 1.4(e)) (collectively, the "Accounts Receivable");

            (f) all claims, causes of action, and judgments in favor of Seller and Seller Entities relating to the physical condition or repair of the Purchased Assets and, to the extent assignable or transferable by Seller and Seller Entities, all warranties (express or implied) and rights and claims assertable by (but not against) Seller and Seller Entities relating to the Purchased Assets;

            (g) to the extent assignable or transferable, all financial, patient, medical staff and personnel records owned by Seller and Seller Entities relating to the Facilities (including, without limitation, all Accounts Receivable records, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records);

            (h) all rights and interests of Seller and Seller Entities in the contracts, commitments, leases and agreements (i) listed on Schedule 1.1(h), and, (ii) if and to the extent not listed on Schedule 1.1(h), all contracts, commitments, leases and agreements which individually involve future payments, performance of services or delivery of goods or materials, to or by Seller or Seller Entities of any amount or value less than Twenty Five Thousand Dollars ($25,000) annually (other than contracts, commitments, leases and agreements that (x) are with physicians or other referral sources or (y) involve leases of the Real Property, which shall not be Assumed Contracts) (collectively, the "Assumed Contracts");

            (i) to the extent assignable or transferable, all licenses and permits issued to and held by Seller and Seller Entities relating to the ownership, development, construction and/or operation of the Facilities (including, without limitation, any pending or approved governmental approvals);

            (j) all rights and interests of Seller and Seller Entities in all names, trade names, trademarks and service marks (or variations thereof) owned and used by Seller or one or more of Seller Entities in connection with the operation of the Facilities (other than the trade names listed in Schedule 1.2(v) and the associated trademarks and service marks listed therein), all goodwill associated therewith, and all applications and registrations associated therewith;

            (k) all goodwill associated with the Purchased Assets, including the Facilities;

            (l) all insurance proceeds arising in connection with property damage to the Purchased Assets occurring prior to the Closing Date, to the extent not expended on the repair or restoration of the Purchased
Assets;

            (m) all computers and data processing equipment owned by Seller and Seller Entities and held and used primarily in the business or operation of the Facilities, and, to the extent assignable and transferable, all software owned by Seller or Seller Entities and held and used primarily in the business or operation of the Facilities;

            (n) to the extent assignable or transferable, the stock, partnership, membership and other ownership or investment interests and rights of Seller or Seller Entities in the Partial Subsidiaries (as defined in Section 3.30) listed on Schedule 1.1(n) (the assets of which are not being transferred pursuant to this Agreement) other than University Village Hillcrest Healthcare,
LLC); provided, however, that if Seller or Seller Entities cannot assign or transfer the stock, partnership, membership or other ownership or investment interests and rights to the Buyer Entities, then it shall remit to Buyer the proceeds Seller or Seller Entities receive from the sale or disposition of the interest in the Partial Subsidiaries when and if it sells or disposes of the same;

            (o) to the extent assumable and acceptable to the trusts and foundations, beneficial interests in trusts and foundations which provide funding for Seller's or Seller Entities' health care purposes, as set forth on
Schedule 1.1(o);

            (p) notes receivable from physicians employed by Buyer or a Buyer Entity on or following the Closing Date;

            (q) all other assets, other than the Excluded Assets, of every kind, character or description owned by Seller or Seller Entity Organizations and used or held for use primarily in connection with the operation of the Purchased Assets, including the Facilities, whether or not reflected on the Financial Statements (as defined in Section 3.4); and

            (r) the interest of Seller and Seller Entities in all assets of the foregoing types, arising or acquired in the ordinary course of the business of Seller and Seller Entities in respect of the Facilities from the Execution Date up to but not including the Closing Date.

      Seller and Seller Entities shall convey to Buyer and Buyer Entities (as appropriate) good and marketable title to the Purchased Assets, free and clear of all claims, assessments, security interests, liens and encumbrances, except as otherwise provided herein and/or other than the Permitted Encumbrances (as defined in Section 3.11) and the Assumed Liabilities.

      1.2. EXCLUDED ASSETS. Seller and Seller Entities shall retain all right, title and interest in and to the assets described below (collectively, the "Excluded Assets"):

            (a) cash, short-term investments and cash equivalents (other than petty cash);

            (b) board-designated, restricted and trustee-held or escrowed funds (such as funded depreciation, debt service reserves, working capital trust assets, and assets and investments restricted as to use) and accrued earnings thereon;

            (c) all contracts set forth on Schedule 1.2(c) (collectively, the "Excluded Contracts");

            (d) all receivables from third party payors pursuant to retrospective settlements for periods prior to the Closing Date (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Seller or Seller Entities for periods prior to the Closing Date, and with respect to terminating cost reports);

            (e) all records which by law Seller and Seller Entities are required to maintain in their possession, and all records relating to the Excluded Assets and the Excluded Liabilities (as defined in Section 1.4) other than the records that Buyer Entities reasonably require in connection with the ongoing activities of the Purchased Assets (including the Facilities) or the Assumed

Liabilities, as specified in a written notice given by Buyer or Buyer Entities to Seller or Seller Entities from time to time;

            (f) all deposits and prepaid expenses that were made in connection with the Excluded Assets and Excluded Liabilities (including, without limitation, prepaid legal expenses, insurance premiums and cash surrender values of life insurance policies and all non-assignable or non-assumable prepaid expenses that were made in connection with the Purchased Assets);

            (g) receivables from or obligations with Seller or Seller Entity Organizations;

            (h) notes receivable and other non-patient receivables (other than the notes receivable referred to in Section 1.1(p));

            (i) all insurance proceeds arising in connection with the Excluded Assets and Excluded Liabilities;

            (j) all insurance proceeds relating to (i) the operation of the Purchased Assets prior to the Closing Date (except for proceeds arising in connection with property damage occurring prior to the Closing Date) and (ii) the Excluded Assets and/or the Excluded Liabilities;

            (k) all claims, causes of action, and judgments in favor of Seller or Seller Entities which (i) arise prior to the Closing Date, other than those assigned to Buyer and Buyer Entities pursuant to Section 1.1(f) or (ii) relate to the Excluded Assets and/or the Excluded Liabilities;

            (l) the real property described in Schedule 1.2(l), Seller's leasehold interest in the twenty-seventh (27th) floor of the property located at 110 West 7th Street, Tulsa, Oklahoma, and the real property and improvements located at 5300 East Skelly Drive, Tulsa, Oklahoma (collectively, the "Excluded Real Property");

            (m) the Plans (as defined in Section 3.13), and all assets which would revert to an employer under, or upon the termination of, any Plans, including, without limitation, assets representing a surplus or over-funding of any of the Plans;

            (n) all claims, rights, interest and proceeds with respect to federal, state and local tax refunds (including, without limitation, property tax refunds) of Seller and Seller Entity Organizations, and the right to pursue appeals of the same;

            (o) all rights of Seller and Seller Entities under this Agreement and the Closing Documents;

            (p) all assets of Hillcrest Medical Center Foundation, Inc., Children's Medical Center Foundation, Tulsa Regional Medical Center Foundation, The H. A. Chapman Institute and the Partial Subsidiaries;

            (q) all tangible personal property, furniture, fixtures and furnishings located on the twenty-seventh (27th) floor of the property located at 110 West 7th Street, Tulsa, Oklahoma (other than the records referred to in Section 1.1(g)), as described on Schedule 1.2(q);

            (r) all self-insured retention trusts of Seller and Seller Entities related to professional and general liability claims and causes of action;

            (s) all capital stock and membership interests of Seller and Seller Entities in their respective subsidiaries and affiliates (other than with respect to the Partial Subsidiaries to the extent they are assignable or transferable, except for University Village Hillcrest Healthcare, LLC) and all membership interests of Seller and Seller Entities in University Village Hillcrest Healthcare, LLC;

            (t) all reserves attributable to the Plans, the Excluded Assets and the Excluded Liabilities;

            (u) all assets of Seller and Seller Entities not used in connection with and not necessary for the operation of the Facilities;

            (v) the trade names listed in Schedule 1.2(v) and the associated trademarks and service marks listed therein;

            (w) all assets of Seller Entity Organizations other than Seller and Seller Entities, to the extent the assets of Seller Entity Organizations are not used in connection with the operation of the Facilities; and

            (x) all other assets listed on Schedule 1.2(x) to the extent not otherwise covered in this Section.

      1.3. ASSUMED LIABILITIES. From and after the Closing, or such later date as may be provided in the Introduction, Buyer shall cause Buyer Entities to assume, pay, perform, honor and discharge the following liabilities (the "Assumed Liabilities") of Seller and Seller Entities:

            (a) all liabilities and obligations under the Assumed Contracts accruing, arising or to be performed on or after the Closing;

            (b) the guaranties, long term debt and capital and operating lease obligations (including $1,500,000 in unused lease escrow amounts that will not be included in the Net Working Capital calculation) set forth on Schedule 1.3(b);

            (c) all liabilities and obligations as of the Closing Date in respect of accrued paid time off (including vacation leave pay and holiday leave pay for which a liability has been accrued, and extended illness benefits in the amount of One Million Two Hundred Thousand Dollars ($1,200,000) for which a liability will be recorded as of the Closing Date (but which will be excluded from the calculation of Net Working Capital)) (collectively, "PTO") and related taxes of employees of Seller and Seller Entities who are hired by Buyer or Buyer Entities as of the Closing

Date, but only to the extent the PTO and related taxes are reflected in the calculation of Net Working Capital (as defined in Section 1.6);

            (d) all obligations, expenses, accounts payable and other liabilities included in the calculation of Net Working Capital;

            (e) all liabilities and obligations of Seller and Seller Entities under the Worker Adjustment and Retraining Notification Act (the "WARN Act") with respect to the operation of the Purchased Assets as a result of (i) the consummation of the transactions contemplated by this Agreement (provided that Seller and Seller Entities have complied with the WARN Act prior to the Closing
Date), (ii) the acts of Buyer and Buyer Entities on and after the Closing Date or (iii) Buyer's breach of its covenant to hire set forth in Section 10.11;

            (f) all liabilities and obligations arising from the ownership, development, construction, business, operation or use of the Purchased Assets, including the Facilities (other than the Excluded Assets), following the Closing;

            (g) all liabilities and obligations arising from the ownership of the common stock, membership interests or partnership interests of the Partial Subsidiaries or the operation of the Partial Subsidiaries following the Closing;

            (h) all other liabilities and obligations set forth on Schedule 1.3(h); and

            (i) all state and local sales taxes incurred in connection with the sale and purchase of the Purchased Assets.

      Buyer shall not be liable for (i) any claims arising solely from Seller's and Seller Entities' assignment and Buyer Entities' assumption of the Assumed Liabilities; (ii) uncured defaults in the performance of the Assumed Liabilities for periods prior to the Closing; (iii) unpaid amounts in respect of the Assumed Liabilities that are due as of the Closing (unless reflected in Net Working Capital); and/or (iv) rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against Seller and Seller Entities if the sale and purchase of the Purchased Assets were not to occur.

      1.4. EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Buyer and Buyer Entities shall not assume and under no circumstances shall Buyer or Buyer Entities be obligated to pay or assume, and none of the assets of Buyer and Buyer Entities shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Seller and Seller Entity Organizations, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the "Excluded Liabilities"). The Excluded Liabilities shall include, without limitation, the following:

            (a) any debt, obligation, expense or liability that is not an Assumed Liability;

            (b) claims or potential claims for medical malpractice or general liability arising out of or directly related to acts, omissions, events or occurrences prior to the Closing;

            (c) those claims and obligations (if any) specified in Schedule 1.4 to the extent not otherwise covered in this Section;

            (d) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

            (e) liabilities and obligations of Seller and Seller Entity Organizations in respect of periods prior to the Closing Date arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

            (f) federal, state or local tax liabilities or obligations of Seller and Seller Entity Organizations in respect of periods prior to the Closing or resulting from the consummation of the transactions contemplated herein (other than any state and local sales taxes incurred in connection with the sale of the Purchased Assets) including, without limitation, any income tax, any franchise tax, any tax recapture, and any documentary stamp tax due in connection with the transfer and conveyance of the Owned Real Property, and any FICA, FUTA, workers' compensation, and any and all other taxes or amounts due and payable as a result of the exercise by any employee at the Facilities of such employee's right to PTO benefits accrued while in the employ of Seller or Seller Entity Organizations, except for taxes payable with respect to any employee benefits constituting Assumed Liabilities under Section 1.3(c);

            (g) liability for any and all claims by or on behalf of employees of Seller and Seller Entity Organizations arising out of or related to acts, omissions, events or occurrences prior to the Closing including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers' compensation claim, and any liabilities or obligations to former employees of Seller and Seller Entity Organizations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (provided, however, that this clause (g) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.3(c));

            (h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any Seller Entity Organization or any of their respective employees, medical staff members, agents, vendors or representatives with respect to acts or omissions prior to the Closing;

            (i) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, Seller Entity Organizations or their respective directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any governmental entity;

            (j) liabilities or obligations arising as a result of any breach by Seller or Seller Entity Organizations at any time of any contract or commitment that is not assumed by Buyer or any Buyer Entity, or with respect to any Excluded Contract;

            (k) liabilities or obligations arising out of any breach by Seller or Seller Entity Organizations prior to the Closing of any Assumed Contract;

            (l) any obligation or liability asserted under the federal Hill-Burton program or other restricted grant and loan programs with respect to the ownership or operation of the Purchased Assets, including the Facilities (other than the Excluded Assets);

            (m) any debt, obligation, expense, or liability of Seller or Seller Entity Organizations arising out of or incurred solely as a result of any transaction of Seller or Seller Entity Organizations occurring after the Closing or for any violation by Seller or Seller Entity Organizations of any law, regulation, or ordinance at any time (including, without limitation, those pertaining to fraud, environmental, health care regulatory and ERISA matters);

            (n) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing and assumed as part of the Assumed Contracts; and

            (o) any liability arising solely out of the act of assignment of any of the Contracts by Seller or Seller Entities to Buyer Entities at the Closing.

      1.5. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets shall be Two Hundred Eighty One Million Two Hundred Thousand Dollars ($281,200,000) plus the amount of Net Working Capital (as defined in Section 1.6(a)), and minus the amount of any long-term debt and capitalized leases in respect of the Facilities that are assumed by the Buyer Entities and set forth on Schedule 1.3(b). The parties shall calculate the estimated Net Working Capital (as determined in accordance with Schedule 1.6) as of the Closing. The parties shall adjust the Net Working Capital after the Closing in accordance with Section 1.6 to reflect the actual Net Working Capital (as determined in accordance with Section 1.6(b)). In addition, the Buyer Entities shall assume the Assumed Liabilities. The parties shall not adjust the Purchase Price for any other reason, except as specifically provided for in Section
10.25. Net Working Capital shall not include the Net Working Capital of the Strategic Facilities, unless a Lease Agreement is entered into on or before the Closing Date. The Purchase Price shall be due and payable to Seller at Closing by wire transfer of immediately available funds to the accounts specified by Seller to Buyer in writing.

      1.6. NET WORKING CAPITAL, ESTIMATES AND AUDITS.

            (a) NET WORKING CAPITAL. As used herein, the term "Net Working Capital" shall mean the aggregate current assets of Seller and Seller Entities conveyed to the Buyer Entities pursuant to Section 1.1 (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Seller and Seller Entities assumed by the Buyer Entities pursuant to Section 1.3 (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles ("GAAP"). Schedule 1.6(a) contains a computation of Net Working Capital as of January 31, 2004 and the principles, specifications and methodologies the parties shall use to determine Net Working Capital.

            (b) ESTIMATES AND ADJUSTMENTS. At least ten (10) business days prior to Closing, Seller shall deliver to Buyer a statement containing its estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements of Seller and Seller Entity Organizations are available and containing reasonable detail and supporting documents showing the derivation of such estimate. Subject to the mutual agreement of Seller and Buyer, the estimated Net Working Capital together with the principles, specifications and methodologies used to determine the estimated Net Working Capital as specified in Schedule 1.6(a), shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90) days after the Closing, Buyer shall deliver to Seller its determination of the Net Working Capital as of the Closing (following the same principles, specifications and methodologies used to determine the estimated Net Working Capital as set forth on Schedule 1.6(a)). Each party shall have full, complete and equal access to the financial books and records pertaining to the Purchased Assets, including the Facilities, to confirm or audit Net Working Capital computations. Should Seller disagree with Buyer's determination of Net Working Capital, Seller shall give Buyer written notice of its disagreement within sixty
(60) days after Buyer's delivery of its determination of Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Seller's delivery of its notice of disagreement on the amount of Net Working Capital, they shall resolve their disagreement in accordance with the procedures set forth in
Section 1.6(c) which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Net Working Capital. Upon the resolution of their disagreement, the parties shall increase or decrease the Purchase Price based on Net Working Capital as of the Closing, and within five
(5) business days after determination thereof (the "Post-Closing Adjustment Date"), Buyer shall pay to Seller any increase in cash, and Seller shall pay to Buyer any decrease in cash. If Buyer or Seller, as the case may be, fails to make such payment to the other by the Post-Closing Adjustment Date, then the party failing to receive such amount due to it shall be entitled to receive interest on such unpaid amount at a per annum rate equal to the prime rate reported by The Wall Street Journal under "Money Rates" on the Post-Closing Adjustment Date, plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from the defaulting party, such interest accruing on each calendar day after the Post-Closing Adjustment Date until payment of such amount and all interest thereon is made.

            (c) DISPUTE OF ADJUSTMENTS. If Seller and Buyer are not able to agree on the Net Working Capital within thirty (30) days after Seller's delivery of notice of disagreement to Buyer, Seller and Buyer each shall have the right to submit the disputed determination to Deloitte & Touche LLP or if Deloitte & Touche LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing (the "Accounting Firm") for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as experts and not as arbitrators, shall promptly decide the proper amounts of the disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm's determination shall be binding upon Seller (and Seller Entity Organizations) and Buyer (and Buyer Entity Organizations). If all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Accounting Firm under this
Section 1.6 occurring following the resolution of such legal dispute. Seller and Buyer shall bear equally the Accounting Firm's fees and expenses.

            (d) PHYSICAL INVENTORY. If requested by Buyer at least twenty (20) days prior to Closing, Seller shall cause a physical inventory to be taken of all inventory and supplies on hand at the Facilities by either (i) employees or representatives of Seller or Seller Entities or (ii) an independent third party selected by Seller, the cost of which independent third party shall be borne by Seller, as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall have sole discretion as to whether employees or representatives of Seller or an independent third party are used to conduct such physical inventory. Seller shall permit representatives or employees of Buyer to observe such inventory process. For purposes of determining the Net Working Capital, inventory shall be valued as determined pursuant to this Section 1.6(d) if a physical inventory has been requested by Buyer.

      1.7. PRORATIONS. Except as otherwise provided herein or as settled at Closing, within ninety (90) days after the Closing Date, Seller and Buyer shall prorate as of the Closing Date any amounts which are attributable to the periods prior to, and on and following the Closing Date and which become due and payable after the Closing Date with respect to (i) the Assumed Contracts, (ii) ad valorem taxes, if any, on the Owned Real Property, (iii) property taxes on the Purchased Assets and (iv) all utilities servicing any of the Purchased Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter.

2. CLOSING.

      2.1. CLOSING. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8, the consummation of the transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Boone, Smith, Davis, Hurst & Dickman at 10:00 a.m. local Tulsa time, on or before July 1, 2004, or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the "Closing Date"). The Closing shall be deemed to have occurred and to be effective as between the parties as of midnight on the Closing Date (midnight being defined as the moment in time between June 30, 2004 and July 1, 2004).

      2.2. ACTIONS OF SELLER AT CLOSING. At the Closing or as otherwise provided in the Introduction, and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

            (a) Deeds containing special warranty of title in substantially the form attached to Exhibit G, fully executed by Seller or the applicable Seller Entity in recordable form, conveying to the applicable Buyer Entity good and marketable fee simple title to the Owned Real Property described in Schedule 1.1(a)(i), and/or Assignments, fully executed by Seller or the applicable Seller Entity in recordable form, assigning to the applicable Buyer Entity leasehold title to any Leased Real Property described in Schedule 1.1(a)(ii) which is a leasehold estate, subject in each case only to the Permitted Encumbrances;

            (b) A General Assignment, Conveyance and Bill of Sale in substantially the form attached to Exhibit H, fully executed by Seller or the applicable Seller Entity, conveying to the applicable Buyer Entity good and marketable title to all tangible assets (other than the Real Property) which are a part of the Purchased Assets and valid title to all intangible assets which are a part of the Purchased Assets, in each case free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities and the Permitted Encumbrances;

            (c) An Assignment and Assumption Agreement in substantially the form attached to Exhibit I (the "Assignment and Assumption Agreement"), fully executed by Seller or the applicable Seller Entity, conveying to the applicable Buyer Entity Seller's or such Seller Entity's interest in the Assumed Contracts, to the extent assignable or transferable;

            (d) All instruments and documents required by the Title Company (as defined in Section 5.8) to issue the Title Policy (as defined in Section 5.8) as described in and provided by Section 7.3;

            (e) Copies of resolutions duly adopted by the Boards of Directors of Seller and each Seller Entity, authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller and each Seller Entity;

            (f) Certificates of the President or a Vice President of Seller, certifying that each covenant and agreement of Seller to be performed prior to or as of the Closing pursuant to this Agreement has been performed in all material respects and each representation and warranty of Seller is true and correct in all material respects on the Closing Date, as if and as made on and as of the Closing;

            (g) Certificates of incumbency for the respective officers of Seller and each Seller Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

            (h) Certificates of existence and good standing, or comparable status, of Seller and each Seller Entity from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

            (i) The opinion(s) of counsel to Seller as provided by Section 7.7;

            (j) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Purchased Assets;

            (k) The Transitional Services Agreement in substantially the form attached to Exhibit J, fully executed by Seller and each applicable Seller Entity Organization, setting forth the services Buyer or applicable Buyer Organization shall sell to Seller and each applicable Seller Entity Organization on and after the Closing Date (the "Transitional Services Agreement");

            (l) A Limited Power of Attorney for use of Pharmacy Licenses, DEA and Other Registration Numbers, and DEA Order Forms in substantially the form attached to Exhibit K, fully executed by Seller and each applicable Seller Entity;

            (m) The Trademark License Agreement in substantially the form attached to Exhibit L (the "License Agreement");

            (n) The Lease/Sublease in substantially the form attached to Exhibit M, pursuant to which landlord shall lease/Buyer shall sublease to Seller the twenty-seventh (27th) floor of the property located at 110 West 7th Street, Tulsa, Oklahoma (the "Lease/Sublease"), fully executed by Seller;

            (o) The Management Services Agreements in substantially the forms attached to Exhibit E (the "Management Services Agreements"), fully executed by each applicable Seller Entity or each applicable Seller Organization;

            (p) The Employee Lease Agreements in substantially the form attached to Exhibit F, fully executed by each applicable Seller Entity;

            (q) Copies of the written notice(s) referred to in Section 10.22(a), if any; and

            (r) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

      2.3. ACTIONS OF BUYER AT CLOSING. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

            (a) An amount equal to the Purchase Price in immediately available funds, plus any amount which Buyer is required to reimburse Seller pursuant to this Agreement (if said amount is then known and agreed upon), less any amount which Seller is required to reimburse Buyer pursuant to this Agreement (if said amount is then known and agreed upon);

            (b) Except to the extent otherwise provided in the Introduction, the Assignment and Assumption Agreement, fully executed by each Buyer Entity, pursuant to which the Buyer Entity shall assume the future performance of the Assumed Contracts and the other Assumed Liabilities as herein provided;

            (c) Copies of resolutions duly adopted by the Boards of Directors of Buyer and each Buyer Entity, authorizing and approving their performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer and each Buyer Entity;

            (d) Certificates of the President or a Vice President of Buyer, certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed in all material respects and each representation and warranty of Buyer is true and correct in all material respects on the Closing Date, as if and as made on and as of the Closing;

            (e) Certificates of incumbency for the respective officers of Buyer and each Buyer Entity executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

            (f) Certificates of existence and good standing, or comparable status, of Buyer and each Buyer Entity from the state in which it is incorporated or formed, dated the most recent practical date prior to Closing;

            (g) The opinion of counsel to Buyer as provided by Section 8.5;

            (h) The Transitional Services Agreement, fully executed by Buyer and each applicable Buyer Organization;

            (i) The License Agreement, fully executed by a Buyer Entity;

            (j) The Lease/Sublease, fully executed by a Buyer Entity;

            (k) The Management Services Agreements, fully executed by each applicable Buyer Entity;

            (l) The Employee Lease Agreements, fully executed by each applicable Buyer Entity;

            (m) Copies of the written notice(s) referred to in Section 10.22(b), if any; and

            (n) Such other instruments and documents as Seller reasonably deems necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As of the Execution Date, and, when read in light of any Schedules which have been attached to this Agreement or updated in accordance with the provisions of Section 12.1, as of the Closing Date, Seller represents and warrants to Buyer the following:

      3.1. EXISTENCE AND CAPACITY. Seller is a not-for-profit corporation, duly organized and existing in good standing under the laws of the State of Oklahoma. Each Seller Entity and Seller Organization, as more particularly described in
Schedule 3.1, is a corporation, either not-for-profit or for-profit, a partnership, either limited or general, or a limited liability company, duly organized or formed and existing in good standing under the laws of the state of its incorporation or organization. Seller has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Seller and each Seller Entity and Seller Organization has the requisite power and authority to conduct its business as it is now being conducted.

      3.2. POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS; ETC. The execution, delivery, and performance of this Agreement by Seller and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation by Seller and each Seller Entity and Seller Organization of the transactions contemplated by this Agreement and the documents described herein, as applicable:

            (a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and as to Seller have been and as to the Seller Entities and Seller Organizations shall have been prior to the Closing duly authorized by all appropriate corporate action;

            (b) except as provided in Sections 5.4 and 5.5, or as otherwise set forth on Schedule 3.2(b), do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

            (c) except as otherwise set forth on Schedule 3.2(c), will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any material indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

            (d) will not violate any statute, law, rule, or regulation of any governmental authority to which it or the Purchased Assets may be subject; and

            (e) will not violate any judgment, decree, writ or injunction of any court or governmental authority to which it or the Purchased Assets may be subject.

      3.3. BINDING AGREEMENT. This Agreement and all agreements to which Seller or any of the Seller Entities or Seller Organizations will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and/or such Seller Entities or Seller Organizations and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

      3.4. FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of the following financial statements of Seller and Seller Entity Organizations (collectively, the "Financial Statements"), which Financial Statements are maintained on an accrual basis, and copies of which are attached hereto as
Schedule 3.4:

            (a) Unaudited Balance Sheet dated as of January 31, 2004 (the "Balance Sheet Date");

            (b) Unaudited Income Statement for the seven (7) month period ended on the Balance Sheet Date; and

            (c) Audited Balance Sheets, Income Statements, and Statements of Cash Flows for the fiscal years ended June 30, 2003, 2002 and 2001.

      The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, except as set forth in Schedule 3.4. Such Balance Sheets present fairly in all material respects the financial condition of Seller and Seller Entity Organizations as of the dates indicated thereon, except as set forth on Schedule 3.4, and such Income Statements present fairly in all material respects the results of operations of Seller and Seller Entity Organizations for the periods indicated thereon, except as set forth on Schedule 3.4.

      The Interim Statements (as defined in Section 5.6) of Seller and Seller Entity Organizations which are provided by Seller to Buyer pursuant to Section
5.6 shall conform to GAAP consistently applied, except as set forth in Schedule
3.4. The interim balance sheets shall present fairly in all material respects the financial condition of Seller and Seller Entity Organizations as of the dates indicated thereon, except as set forth on Schedule 3.4, and the interim income statements shall present fairly in all material respects the results of operations of Seller and Seller Entity Organizations for the periods indicated thereon, except as set forth on Schedule 3.4. The Unaudited Balance Sheet, the Unaudited Income Statement, and the Interim Statements are subject (or will be subject) to year end adjustments which will not be material and lack (or will lack) footnotes and other presentation items.

      3.5. CERTAIN POST-BALANCE SHEET RESULTS. Except as set forth in Schedule 3.5, since the Balance Sheet Date there has not been any:

            (a) material damage, destruction, or loss (whether or not covered by insurance) affecting any of the Purchased Assets, including the Facilities (other than the Excluded Assets);

            (b) material adverse changes in the condition, financial or otherwise, of the Purchased Assets, the business or prospects of, or in the results of operations of, any of the Facilities;

            (c) threatened employee strike or work stoppage pertaining to the Facilities;

            (d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Purchased Assets, except in the ordinary course of business or except with the prior written consent of Buyer;

            (e) any general increase in the compensation payable to employees or categories of employees of Seller and Seller Entities, other than in the ordinary course of business and consistent with past practices (e.g., market rate increases for nurses but with prior written disclosure to Buyer) or except with the prior written consent of Buyer, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, other than in the ordinary course of business or except with the prior written consent of Buyer;

            (f) changes in the composition of the medical staffs of the Metro Hospitals and the Strategic Hospitals (collectively, the "Hospitals"), other than normal turnover occurring in the ordinary course of business;

            (g) changes in the rates charged by the Facilities for their services, other than those made in the ordinary course of business;

            (h) changes in the accounting methods or practices employed by Seller or any Seller Entity Organization or changes in depreciation or amortization policies; or

            (i) material transaction pertaining to the Facilities by Seller or any Seller Entity outside the ordinary course of business.

      3.6. LICENSES. Each Hospital listed on Schedule 3.6 is duly licensed as a general acute care hospital pursuant to the applicable laws of the State of Oklahoma. Except as set forth on Schedule 3.6, the pharmacies, laboratories, and all other ancillary departments located at, or operated solely for the benefit of, each Hospital which are required to be specially licensed are duly licensed by the Oklahoma State Department of Health or other appropriate licensing agency (the "State Health Agency"). Except as set forth on Schedule 3.6, Seller and Seller Entities have all other material licenses, registrations, permits, and approvals which are needed or required by law to operate the Facilities or any ancillary services operated by them and related thereto. Seller has delivered to Buyer an accurate list and summary description (Schedule 3.6) of all such licenses, registrations, permits and approvals held by Seller and Seller Entities relating to the ownership, development, or operation of the Purchased Assets, including the Facilities (other than the Excluded Assets), all of which are now and as of the Closing shall be in good standing.

      3.7. CERTIFICATES OF NEED. Except as set forth on Schedule 3.7, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by Seller or any Seller Entity with the State Health Agency which is currently pending or open before such agency, and no such application (collectively, the "Applications") filed by Seller or any Seller Entity within the past three (3) years has been ultimately denied by any commission, board or agency or withdrawn by Seller or any Seller Entity. Except as set forth on Schedule 3.7, neither Seller nor any Seller Entity has prepared, filed, supported or presented opposition to any Application filed by another hospital or health agency within the past three (3) years. Except as set forth on Schedule 3.7, neither Seller nor any Seller Entity has any Applications pending or any approved Applications which relate to projects not yet completed. As used herein, "Certificate of Need" means a written statement issued by the State Health Agency evidencing community need for a new, converted, expanded or otherwise significantly modified skilled nursing facility or behavioral health facility, and "Exemption Certificate" means a written statement from the State Health Agency stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.

      3.8. MEDICARE PARTICIPATION/ACCREDITATION. Each Hospital is qualified for participation in the Medicare, Medicaid, and CHAMPUS/TRICARE programs, has a current and valid provider contract with such programs, is in substantial compliance in all material respects with the conditions of participation in such programs, and has received all material approvals or qualifications necessary for capital reimbursement for the Hospital. Except as set forth on Schedule 3.8, each Hospital is duly accredited, with no material contingencies, by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") or the American Osteopathic Association ("AOA") for the three (3) year period set forth on Schedule 3.8. Seller has provided to Buyer a copy of the most recent accreditation letter from the JCAHO or AOA pertaining to each accredited Hospital. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.8 or as set forth on Schedule 3.8, to the best knowledge of Seller, Seller's and Seller Entities' billing practices during the last three (3) years with respect to the Facilities to all third party payors, including the Medicare, Medicaid, and CHAMPUS/TRICARE programs. and private insurance companies, have been in compliance in all material respects with all material laws, regulations and policies applicable to such third party payors and the Medicare, Medicaid, and CHAMPUS/TRICARE programs. To the best knowledge of Seller, and except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section
3.8 or as set forth on Schedule 3.8, neither Seller nor Seller Entities have billed or received during the last three (3) years any payment or reimbursement in excess of amounts allowed by law. Neither Seller nor Seller Entities, nor any of their officers, directors or managing employees, are excluded from participation in the Medicare, Medicaid, or CHAMPUS/TRICARE programs, nor, to the best knowledge of Seller, is any such exclusion threatened. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.8 or as set forth on Schedule 3.8, neither Seller nor Seller Entities have received within the last three (3) years written notice from Medicare, Medicaid, or CHAMPUS/TRICARE programs, or any other third party payor programs, of any pending or threatened investigations or surveys, and to the best knowledge of Seller, no such investigations or surveys are pending, threatened, or imminent.

      3.9. REGULATORY COMPLIANCE. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.9 or as set forth on Schedule 3.9, to the best knowledge of Seller, the operations of the Facilities are in compliance in all material respects with all material statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities or their related ancillary services. As used herein, "Government Entity" means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this
Section 3.9 or as set forth on Schedule 3.9, to the best knowledge of Seller, Seller and Seller Entities have timely filed within the past three (3) years all material reports, data, and other information that they are required to file with the Government Entities. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.9 or as set forth on Schedule 3.9, to the best knowledge of Seller, neither Seller nor the Seller Entities (nor any of their officers, directors, agents or employees) have committed a violation of federal or state laws regulating health care fraud, including, but not limited to, the federal Anti-Kickback Law, 42 U.S.C. Section 1320a-7b, the Stark I and II Laws, 42 U.S.C.

Section 1395nn, as amended, and the False Claims Act, 31 U.S.C. Section 3729, et seq. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.9 or as set forth on Schedule 3.9, to the best knowledge of Seller, Seller and Seller Entities are in compliance in all material respects with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), including the electronic data interchange regulations and the health care privacy regulations, as of the applicable effective dates for such requirements.

      3.10. EQUIPMENT. Seller has delivered to Buyer a depreciation schedule as of the date of the most recent interim balance sheet (Schedule 3.10) which takes into consideration substantially all the equipment used in connection with the operation of the Purchased Assets, including the Facilities (other than the Excluded Assets). Since the Balance Sheet Date, neither Seller nor Seller Entities have sold or otherwise disposed of any item of equipment shown on
Schedule 3.10, except in the ordinary course of business or unless replaced by comparable replacement equipment.

      3.11. REAL PROPERTY. Seller and Seller Entities own, or as of the Closing Date will own, good and marketable fee simple and/or leasehold title, as the case may be, to the Real Property. The Real Property will be conveyed to Buyer Entities free and clear of any and all liens, encumbrances or other restrictions except those more particularly described in Schedule 3.11 and approved by Buyer in accordance with Section 12.1 (the "Permitted Encumbrances"). With respect to the Real Property:

            (a) Except as set forth on Schedule 3.11(a), neither Seller nor any Seller Entity has received during the past three (3) years written notice of a material violation of any applicable ordinance or other law, order, regulation, or requirement;

            (b) Except as set forth on Schedule 3.11(b), to the best knowledge of Seller, (i) the Owned Real Property and its operations are in compliance in all material respects with all applicable zoning ordinances, (ii) the consummation of the transactions contemplated herein will not result in a material violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and (iii) the buildings and improvements constituting the Owned Real Property comply in all material respects with all building codes applicable to existing structures;

            (c) Except as set forth on Schedule 3.11(c), the Owned Real Property is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make such property unusable for its current use or which materially restrict or materially impair the use, marketability or insurability of the Owned Real Property;

            (d) Except as set forth on Schedule 3.11(d), to the best knowledge of Seller, all of the Owned Real Property is in compliance in all material respects with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable state statute relative to accessibility (these laws are referred to, collectively, as the "Accessibility Laws"). Seller has not received written notice of any pending or threatened litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group or entity) relating to compliance of any of the Owned Real Property with the Accessibility Laws;

            (e) There are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases listed in
Schedule 3.11(e)(i). Except as described in Schedule 3.11(e)(ii), no tenants have paid rent in advance for more than one month (other than as a security deposit) and no improvement credit or other tenant allowance of any nature is owed to any tenant, nor is any landlord improvement work required;

            (f) All of the Owned Real Property is separately indexed with the appropriate Oklahoma counties and is not combined with any land or real estate which is not a part of the Owned Real Property for real estate tax assessment purposes;

            (g) Except as set forth on Schedule 3.11(g), neither Seller nor Seller Entities have received written notice of condemnation or of any lien, assessment, or the like relating to any part of the Owned Real Property, of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding by any Governmental Entity that would result in the taking of all or any part of the Owned Real Property or that would materially adversely affect the current use of any part of the Owned Real Property;

            (h) Except as set forth on Schedule 3.11(h), all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction have been issued for the Owned Real Property (and all individual items constituting the Owned Real Property), have been paid for, are in full force and effect, and will not be invalidated, violated or otherwise materially adversely affected by the assignment thereof or by the transfer of the Owned Real Property to Buyer Entities;

            (i) To the best knowledge of Seller, water, sanitary sewer, storm sewer, drainage, electric, telephone, gas, cable television and other public utility systems and lines serve the Owned Real Property with capacity and in a manner adequate for the present use of the Owned Real Property and are directly connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Owned Real Property or through easements or rights of way appurtenant to and forming a part of the Owned Real Property. To the best knowledge of Seller, such easements or rights-of-way have been fully granted, and all charges therefore have been fully paid by Seller or Seller Entities, and all charges for the aforesaid utility systems and the connection of the Owned Real Property to such systems, including, without limitation, connection fees, "tie-in" charges and other charges now or previously due and payable, have been fully paid by Seller or Seller Entities; and, to the best knowledge of Seller, the water and sanitary sewer service described above is supplied by public authority; and

            (j) To the best knowledge of Seller, except as disclosed on Schedule 3.11(j) or as reflected in the Surveys (as defined in Section 5.9), the existing improvements located upon the Owned Real Property do not encroach upon adjacent premises or upon existing utility company easements and existing restrictions are not violated by the improvements located on the Owned Real Property.

      3.12. TITLE. As of the Closing, except as disclosed in this Agreement, Seller or Seller Entities shall own and hold good and marketable title to all of the Purchased Assets, and at the

Closing Seller Entities will assign and convey to Buyer Entities good and marketable title to all of the Purchased Assets, or any part thereof, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge other than the Permitted Encumbrances and the Assumed Liabilities.

      3.13. EMPLOYEE BENEFIT PLANS.

            (a) Schedule 3.13(a) sets forth all of Seller's and Seller Entities' presently existing pension, profit sharing, deferred compensation, bonus, fringe benefit, severance, layoff, life insurance, disability, vacation, holiday, or other employee pension or health or welfare benefit plans or arrangements (collectively, the "Plans").

            (b) The Purchased Assets are not, and Seller does not reasonably expect them to become, subject to a lien imposed under the Internal Revenue Code of 1986, as amended (the "Code"), or under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other law governing the Plans, including liens arising by virtue of Seller considered to be aggregated with another entity pursuant to Section 414 of the Code ("ERISA Controlled Group").

            (c) Neither Seller nor any member of any ERISA Controlled Group of which Seller is a part has sponsored, contributed to or had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) or 3(37)(a)) on or after September 26, 1980 on behalf of any employees of the Facilities.

            (d) Neither Seller nor any member of any ERISA Controlled Group of which Seller is a part has within the last three (3) years sponsored or contributed to a "single employer plan" (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the "contributing sponsors" (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

            (e) Except as set forth on Schedule 3.13(e), there are no material actions, audits or claims pending or, to the best knowledge of Seller, threatened against Seller with respect to Seller's maintenance of the Plans, other than routine claims for benefits and other claims that are not material.

            (f) Seller and any ERISA Controlled Group of which Seller is a part have complied in all material respects with all applicable material continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 and with the requirements of Section 5000 of the Code ("COBRA").

            (g) All of Seller's Plans that are intended to satisfy Section 401 of the Code from which assets may be involved in a "direct rollover" (as described in Section 401(a)(31) of the Code) or other transfer to Buyer's tax-qualified retirement plans have complied in all material respects with all material requirements of Section 401(a) of the Code.

      3.14. LITIGATION OR PROCEEDINGS. Seller has delivered to Buyer an accurate list and summary description (Schedule 3.14) of all currently pending litigation with respect to the Purchased Assets, including the Facilities (other than the Excluded Assets). Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.14 or as set forth on
Schedule 3.14, to the best knowledge of Seller, neither Seller nor Seller Entities are in default under any order of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.14 or as set forth on Schedule 3.14, there are no claims, actions, suits, proceedings, or investigations pending or, to the best knowledge of Seller, threatened against or related to Seller or Seller Entities or the Purchased Assets (including the Facilities), at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, wherever located.

      3.15. ENVIRONMENTAL LAWS. Except as set forth on Schedule 3.15, to the best knowledge of Seller (i) the Owned Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) neither Seller nor any Seller Entity is in violation in any material respect of any material federal, state or local statutes, regulations, laws or orders pertaining with respect to the Real Property to the protection of human health and safety or the environment (collectively, the "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), and the Resource Conservation and Recovery Act, as amended ("RCRA") and (iii) neither Seller nor any Seller Entity has received any written notice alleging or asserting either a material violation of any Environmental Law or asserting a material obligation on the part of Seller or a Seller Entity to investigate, assess, remove, or remediate any property, including but not limited to the Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section
3.15 shall mean and include polychlorinated biphenyls, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been, and through the Closing Date will be, disposed of on or released or discharged from or onto, or, to the best knowledge of Seller, threatened to be released from or onto, the Real Property (including groundwater) by Seller or Seller Entities, or to the best knowledge of Seller, any third party, in material violation of any Environmental Law. Neither Seller nor any Seller Entity, nor to the best knowledge of Seller, any prior owners, operators or occupants of the Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is in violation of any Environmental Law in any material respect, and Seller and Seller Entities have complied in all material respects with all Environmental Laws applicable to any part of the Real Property. Except as set forth on Schedule 3.15, to the best knowledge of Seller, the improvements located on the Owned Real Property do not contain friable asbestos. Without in any way limiting the generality of the foregoing, to the best of knowledge of Seller: (i) all current or former underground storage tanks located on the Owned Real Property and all information in Seller's possession relating to the capacity, uses, dates of installation and contents of such tanks located on the Owned Real Property are identified in
Schedule 3.15; (ii) there are no, nor have there ever been, any collection dumps, pits, and disposal facilities or surface impoundments located on the Owned Real Property for the containment of Hazardous Substances except as identified in Schedule 3.15; and (iii) all existing underground storage tanks have been maintained in material compliance with all Environmental Laws. Seller does not warrant and, except as specifically provided in this Section 3.15, makes no representation concerning the environmental condition of the Owned Real Property or the presence of Hazardous Substances on, under or about the Owned Real Property or adjoining properties.

      3.16. HILL-BURTON AND OTHER LIENS. The transactions contemplated hereby and the sale of the Purchased Assets, including the Facilities (other than the Excluded Assets) to Buyer or Buyer Entities will not result in any obligation of Buyer or Buyer Entities to repay any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, each as amended, or similar laws or acts relating to health care facilities, nor subject Buyer, Buyer Entities or the Purchased Assets to any lien, restriction or obligation, including any requirement to provide uncompensated care.

      3.17. TAXES.

            (a) Except as disclosed on Schedule 3.17(a), Seller and Seller Entities have filed on a timely basis, or validly extended the time for filing, all federal, state and local tax returns (including income, payroll, employment, withholding, information, excise, sales, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes) required to be filed by them within the past three (3) years (collectively, the "Tax Returns"). All Tax Returns are true and correct in all material respects and accurately reflect in all material respects the tax liabilities of Seller and Seller Entities. All amounts shown due on the Tax Returns have been or will be paid on a timely basis (including any interest or penalties and amounts due state unemployment authorities) to the appropriate tax authorities.

            (b) Seller and Seller Entities have withheld in all material respects proper and accurate amounts from their employees' compensation in compliance with all withholding and similar provisions of the Code, including employee withholding and social security taxes, and any and all other applicable laws. All such amounts have been duly and validly remitted to the proper taxing authority.

            (c) No deficiencies for any of such taxes have been asserted within the past three (3) years in writing to Seller or Seller Entities or, to the best knowledge of Seller, threatened, and no audit on any such returns is currently under way or, to the best knowledge of Seller, threatened. There are no outstanding agreements by Seller or Seller Entities for the extension of time for the assessment of any such taxes. Except as otherwise disclosed on Schedule 3.17(c), neither Seller nor Seller Entities have taken any action in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a material adverse impact upon the Purchased Assets, including the Facilities (other than the Excluded Assets) as of or subsequent to Closing.

            (d) Neither Seller nor Seller Entities have received written notice of tax liens on any of the Purchased Assets. To the best knowledge of Seller, no basis exists for the imposition of any such liens other than liens for taxes not yet delinquent.

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

      3.18. EMPLOYEE RELATIONS. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.18 or as set forth on Schedule 3.18, all persons who work at the Facilities are employees of Seller or Seller Entities (other than physicians who are independent contractors, volunteers, employees and independent contractors of independent contractor physicians, and employees and independent contractors of vendors). To the best knowledge of Seller, there is no threatened employee strike, work stoppage or labor dispute with any labor organization pertaining to the Facilities. To the best knowledge of Seller, except as set forth on Schedule 3.18, no labor organization claims to represent any persons employed by Seller or Seller Entities at the Facilities. There is no collective bargaining agreement covering any persons employed by Seller or Seller Entities at any of the Facilities. Except as set forth on Schedule 3.18, there is no collective bargaining obligation with respect to any bargaining unit of employees employed by Seller or Seller Entities at any of the Facilities and no demand for recognition has been made to Seller or Seller Entities by any labor organization seeking to represent any persons employed at any of the Facilities. To the best knowledge of Seller, there is no union organizing activity taking place among unrepresented employees of Seller or Seller Entities at any of the Facilities. There are no unfair labor practice charges pending against Seller or any Seller Entity at the National Labor Relations Board. To the best knowledge of Seller, neither Seller nor Seller Entities are engaged in any unfair labor practices. To the best knowledge of Seller, Seller and Seller Entities are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. To the best knowledge of Seller, Seller and Seller Entities have complied in all material respects with all requirements of the Immigration and Reform and Control Act of 1986. Except as set forth on Schedule 3.18, there are no pending or, to the best knowledge of Seller, threatened EEOC claims, OSHA complaints, FLSA claims, unemployment compensation claims, workers' compensation claims, Oklahoma Human Rights Commission complaints, or wrongful termination claims.

      3.19. AGREEMENTS AND COMMITMENTS. To the best knowledge of Seller,
Schedule 3.19 sets forth an accurate list of the following types of commitments, contracts, leases, and agreements, written or oral, relating to the Purchased Assets, including the Facilities (other than the Excluded Assets), or the operation of any thereof, to which Seller or Seller Entities are a party or by which Seller or Seller Entities, the Purchased Assets, the Facilities, or any portion thereof is bound: (a) physician agreements, (b) agreements with health maintenance organizations, preferred provider organizations, or other alternative delivery systems, (c) joint venture or partnership agreements, (d) employment contracts or any other contracts, agreements, or commitments to or with individual employees or agents, (e) contracts or commitments materially affecting ownership of, title to, use of or any interest in real estate including any tenant leases, (f) equipment leases, (g) equipment maintenance agreements, (h) agreements with municipalities, (i) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (j) loan agreements, bonds, mortgages, liens, or other security agreements, (k) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting the Purchased Assets, including the Facilities (other than the Excluded Assets), (l) contracts or commitments providing for payments based in any manner on the revenues or profits of the Purchased Assets, including the Facilities

(other than the Excluded Assets), (m) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with the Purchased Assets, including the Facilities (other than the Excluded Assets), and (n) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by Seller or any Seller Entity of any amount or value in excess of Ten Thousand Dollars ($10,000) on an annual basis.

      3.20. THE ASSUMED CONTRACTS. To the best knowledge of Seller, Schedule 1.1(h) sets forth an accurate list of the Assumed Contracts. Except as set forth in Schedule 1.1(h) or in Schedule 3.20(a), Seller has made available to Buyer true and correct copies of the Assumed Contracts. Seller represents and warrants with respect to the Assumed Contracts that:

            (a) Except as expressly set forth on Schedule 3.20(a), the Assumed Contracts constitute valid and legally binding obligations of Seller or Seller Entities and are enforceable against Seller or Seller Entities in accordance with their terms;

            (b) Each Assumed Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof, except as the Assumed Contract may otherwise state;

            (c) Except as expressly set forth on Schedule 3.20 (c), all obligations required to be performed by Seller or Seller Entities under the terms of the Assumed Contracts have been performed in all material respects, no act or omission by Seller or Seller Entities has occurred or failed to occur which, with the giving of notice, the lapse of time or both would reasonably constitute a material default under the Assumed Contracts, and each Assumed Contract is now in full force and effect;

            (d) Except as expressly set forth on Schedule 3.20(d), none of the Assumed Contracts requires consent to the assignment and assumption of such Assumed Contracts by Buyer Entities, and Seller will use commercially reasonable efforts to obtain any required consents prior to the Closing; and

            (e) Except as expressly set forth on Schedule 3.20(e), the assignment of the Assumed Contracts to and assumption of such Assumed Contracts by Buyer Entities will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

      3.21. SUPPLIES. Substantially all of the inventory and supplies constituting any part of the Purchased Assets are of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Other than obsolete items reflected in reserves in the Financial Statements, inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly accounted for in the Financial Statements. The inventory levels are based on past practices of Seller or Seller Entities at the Facilities.

      3.22. INSURANCE. Schedule 3.22 is an accurate schedule of the insurance policies or self-insurance funds maintained by Seller and Seller Entities as of the Execution Date covering the ownership and operation of the Purchased Assets, including the Facilities (other than the Excluded Assets), indicating the types of insurance, policy numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Seller and Seller Entities have given in a timely manner to their insurers all notices required to be given under their insurance policies within the past three (3) years, covering the ownership and operation of the Purchased Assets, including the Facilities (other than the Excluded Assets), with respect to all material claims and actions covered by such insurance. No insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.22, during the last three (3) years, Seller and Seller Entities have not (a) received any written notice from any such insurance company canceling or materially amending any of such insurance policies (other than upon the express request of Seller or one or more of the Seller Entities to do so), and, to the best knowledge of Seller, no such cancellation or amendment is threatened or (b) failed to give any required written notice or present any claim which is still outstanding under any of such policies with respect to the Purchased Assets, including the Facilities (other than the Excluded Assets).

      3.23. THIRD PARTY PAYOR COST REPORTS. Seller and Seller Entities have duly filed all required cost reports for their fiscal years ended June 30, 2001, June 30, 2002 and June 30, 2003. Such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor Seller or Seller Entities have received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement, except where excess reimbursement was noted on such cost report. Schedule 3.23 identifies such cost reports that have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Seller and Seller Entities have established adequate reserves to cover any known, historically identified or reasonably expected obligations that Seller and Seller Entities may have in respect of any such third party cost reports, and such reserves are reflected in the Financial Statements.

      3.24. MEDICAL STAFF MATTERS. Seller has provided to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of each Hospital, as well as a list of all current members of the medical staff of each Hospital. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.24 or as set forth on
Schedule 3.24, during the time in which Seller or Seller Entity has operated the Hospital (but in no event prior to three (3) years from the Execution Date) there have been no adverse actions (as such term is defined in the bylaws and rules and regulations of the medical staff of the applicable Hospital) with respect to any medical staff members of the Hospitals or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed, and there are no pending or, to the best knowledge of Seller, threatened disputes which have been conveyed in writing to the Chief Executive Officer, Chief Operating Officer or Chief Medical Officer of the applicable Hospital with applicants or staff members, and Seller knows of no basis therefor, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

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      3.25. CONDITION OF ASSETS. The Purchased Assets and the Excluded Assets
constitute all assets which are held or used by Seller and Seller Entity Organizations and necessary for the conduct of the business and operation of the Facilities in the manner conducted as of the Execution Date. To the best knowledge of Seller, except as set forth on Schedule 3.25, all buildings, facilities and major equipment included in the Purchased Assets are free from material defects and in good operating condition and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business, and to the best of Seller's knowledge, conform in all material respects to all applicable laws, ordinances, codes, rules and regulations relating to its use and operation by Seller and Seller Entities. As used herein, "major equipment" means an individual item of equipment having a book value in excess of Ten Thousand Dollars ($10,000).

      3.26. INTELLECTUAL PROPERTY; COMPUTER SOFTWARE. To the best knowledge of Seller, Schedule 3.26 lists and briefly describes all trademarks, service marks, trade names, patents, copyrights, inventions, processes and applications therefor (whether registered or common law) currently owned by Seller and Seller Entities and used in connection with the Purchased Assets (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.26, to the best knowledge of Seller, neither Seller nor Seller Entities have received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Seller or Seller Entities of the Intellectual Property. Neither Seller nor Seller Entities have licensed anyone to use the Intellectual Property and Seller has no knowledge of the use or the infringement of the Intellectual Property by any other person. To the best knowledge of Seller, Seller and/or Seller Entities own (or possess enforceable licenses or other rights to use) all Intellectual Property. Except as disclosed on Schedule 3.26, to the best knowledge of Seller, Seller and/or Seller Entities own (or possess enforceable licenses or other rights to use) all computer software programs and similar systems used in the conduct of their business.

      3.27. ACCOUNTS RECEIVABLE. The Accounts Receivable constituting a part of the Purchased Assets represent and constitute bona fide indebtedness owing to Seller and Seller Entities for services actually performed or for goods or supplies actually provided in the amounts indicated on the Financial Statements with no known set-offs, deductions, compromises, or reductions (other than reasonable allowances for bad debt and contractual allowances in an amount consistent with historical policies and procedures of Seller and Seller Entities and which are taken into consideration in the preparation of the Financial Statements). Seller has made available to Buyer an aging report of all such Accounts Receivable and a schedule of all Accounts Receivable, whether recorded or unrecorded, which have been assigned to collection agencies or are otherwise held or assigned for collection. The aging report and the schedules are complete and accurate in all material respects.

      3.28. EXPERIMENTAL PROCEDURES. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this Section 3.28 or as set forth on Schedule 3.28, Seller Entities have not within the last three (3) years performed or permitted the performance of any experimental or research procedures or studies involving patients of the Hospitals not authorized and conducted in accordance with the procedures of the Institutional Review Board of the Hospitals.

      3.29. COMPLIANCE PROGRAM. Seller has provided to Buyer a copy of its current compliance program materials, including, without limitation, to the extent they exist, all program descriptions,

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compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies. Except as set forth in a writing delivered by Seller to Buyer which specifically makes reference to this
Section 3.29 or as set forth on Schedule 3.29, Seller and Seller Entities (a) are not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) have no reporting obligations pursuant to any Settlement Agreement entered into with any governmental entity, (c) to the best knowledge of Seller, have not been the subject of any government payer program investigation conducted by any federal or state enforcement agency, (d) to the best knowledge of Seller, have not been a defendant in any qui tam/False Claims Act litigation, (e) have not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or, to the best knowledge of Seller, any telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by Seller or Seller Entities), and (f) to the best knowledge of Seller, have not received any complaints (either in writing or through Seller's compliance "hotline") from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller or Seller Entities have violated any law or regulation. For purposes of this Agreement, the term "compliance program" refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

      3.30. PARTIAL SUBSIDIARIES.

            (a) Schedule 3.30(a) sets forth for each Partial Subsidiary (as defined in Section 3.30(g)): (1) its name and jurisdiction of incorporation or organization; (2) the number of authorized shares of each class of its capital stock or other equity or non-equity interests; (3) the number of issued and outstanding shares of each class of its capital stock or other equity or non-equity interests, the names of the holders thereof, and the number of shares or other equity or non-equity interests held by each such holder; (4) the number of shares of its capital stock or other equity interests held in treasury; and
(5) its directors or governing board members and officers.

            (b) To the best knowledge of Seller, each Partial Subsidiary: (1) if it is a for profit or nonprofit corporation, is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business if not incorporated therein; (2) if it is a limited liability company, is duly organized, validly existing and, if applicable, in good standing under the laws of the state of its organization and is duly qualified and, if applicable, in good standing as a foreign limited liability company in the jurisdiction of its principal place of business if not organized therein; and (3) if it is a partnership, trust or other entity, is duly formed, validly existing and, if applicable, in good standing in the jurisdiction of its principal place of business if not formed therein. To the best knowledge of Seller, each Partial Subsidiary has full corporate, limited liability company, partnership, trust or other applicable power and authority and all licenses and permits (including authorizations to do business in any applicable state) necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

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

            (c) Seller has delivered to Buyer accurate and complete copies, as applicable, of the articles of incorporation, charter, bylaws, operating agreement, partnership agreement, or shareholders or membership agreement, as amended to date, of each Partial Subsidiary. Except as set forth on Schedule 3.30(c), to the best knowledge of Seller, all of the issued and outstanding shares of capital stock or other equity or non-equity interests of each Partial Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. To the best knowledge of Seller, none of the Partial Subsidiaries is in default under or in violation of any provision of its articles of incorporation, charter, bylaws, operating agreement, partnership agreement, or shareholders or membership agreement.

            (d) To the best knowledge of Seller, the minute books (containing the records of meetings of the stockholders, the board of directors, board of governors, management committee, and any committees of the board of directors, board of governors or management committee), the stock certificate books, and the stock record books of each Partial Subsidiary are accurate and complete in all material respects.

            (e) To the best knowledge of Seller, except as set forth on Schedule 3.30(e), there is no outstanding subscription, option, convertible or exchangeable security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the stock or other equity or non-equity interests of the Partial Subsidiaries or other obligation or commitment of any Partial Subsidiary to issue shares of capital stock or other equity interests. Except as set forth on Schedule 3.30(e), there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any shares of Partial Subsidiary stock or other equity or non-equity interests. Seller has good and marketable title to all shares of the stock or other equity or non-equity interests of the Partial Subsidiaries set forth in Schedule 3.30(a) and except as disclosed on Schedule 3.30(e), has the absolute right to sell, assign, transfer and deliver the same to Buyer, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

            (f) The Partial Subsidiaries do not control directly or indirectly or have any direct or indirect equity participation in any corporation, limited liability company, partnership, trust or other business association.

            (g) For purposes of this Agreement, the term "Partial Subsidiaries" means any and all corporations (other than publicly traded companies), partnerships and limited liability companies in which Seller or Seller Entities own or hold common stock, partnership interests or membership interests amounting to less than 100% of the total outstanding common stock, partnership interests or membership interests of such entity, and which common stock, partnership interests or membership interests Seller or Seller Entities shall use their commercially reasonable best efforts to assign to Buyer or Buyer Entities as part of the Purchased Assets, subject to the terms and conditions of the governing documents of the Partial Subsidiaries.

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

      3.31. FULL DISCLOSURE. To the best knowledge of Seller, this Agreement and Schedules (and all writings expressly referencing Section 3 and delivered pursuant to Section 3) and all Closing Documents furnished and to be furnished to Buyer and its representatives by Seller pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the best knowledge of Seller, all other information furnished or to be furnished to Buyer and its representatives by Seller pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in any Schedule (and all writings expressly referencing Section 3 and delivered pursuant to Section
3) have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder. The term "Closing Documents" means those documents executed and delivered at the Closing pursuant to Section 2.

      3.32. SELLER'S KNOWLEDGE. When used herein, the phrases "to the best knowledge of Seller," "to Seller's knowledge" and "known" and similar references to Seller's knowledge shall mean and refer to all matters with respect to which
(a) Seller has received written notice either from a Government Entity or from another person and which is addressed to a Designated Person (as defined below) or a Designated Officer (as defined below), (b) the following representatives of Seller have actual knowledge: Donald A. Lorack, Jr., Steve Landgarten, M.D., Craig McKnight, Jerry Rothlein, Jr., Jon Mercer, Steve Dobbs, Jody Abbott, Kim Monjesky, Dan Fieker, DO, Jim Kendrick, David Jamin, Randy DuBois and David Yackell (collectively, the "Designated Persons"), or (c) the following representatives of Seller have actual knowledge: the CEOs and CFOs of the Facilities (collectively, the "Designated Officers"). The above referred to phrases shall also mean and refer to the actual knowledge of Amy L. Osborn, Esq. when used in connection with Section 10.22(a).

4. REPRESENTATIONS AND WARRANTIES OF BUYER. As of the Execution Date, and, when read in light of any Schedules which have been attached to this Agreement or updated in accordance with the provisions of Section 12.1, as of the Closing Date, Buyer represents and warrants to Seller the following:

      4.1. EXISTENCE AND CAPACITY. Buyer is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. Each Buyer Entity is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Buyer and each Buyer Entity has the requisite power and authority to conduct its business as it is now being conducted.

      4.2. POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation by Buyer and Buyer Entities of the transactions contemplated herein, as applicable:

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

            (a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and as to Buyer have been and as to Buyer Entities shall have been prior to the Closing duly authorized by all appropriate corporate action;

            (b) except as provided in Sections 6.1 and 6.2, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

            (c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any material indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

            (d) will not violate any statute, law, rule, or regulation of any governmental authority to which it may be subject; and

            (e) will not violate any judgment, decree, writ, or injunction of any court or governmental authority to which it may be subject.

      4.3. BINDING AGREEMENT. This Agreement and all agreements to which Buyer or any of the Buyer Entities will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and/or the Buyer Entities and are and will be enforceable against it in accordance with the respective terms hereof and thereof.

      4.4. AVAILABILITY OF FUNDS. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

      4.5. LEGAL PROCEEDINGS. Except as described on Schedule 4.5, there are no claims, proceedings or investigations pending or, to the best knowledge of Buyer, threatened relating to or affecting Buyer or any Buyer Entity before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would have a materially adverse affect on the properties or business condition (financial or otherwise) of Buyer or any Buyer Entities or the consummation of the transactions contemplated herein. Neither Buyer nor any Buyer Entity is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Buyer or any Buyer Entities which would have a materially adverse affect on the properties or business condition (financial or otherwise) of Buyer or any Buyer Entities or the consummation of the transactions contemplated herein.

      4.6. SOLVENCY. Buyer is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of Buyer's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Buyer is able to pay its debts or obligations in

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

the ordinary course as they mature; and (c) Buyer has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

      4.7. FULL DISCLOSURE. To the best knowledge of Buyer, this Agreement and all Schedules (and all writings expressly referencing Section 4 and delivered pursuant to Section 4) and all Closing Documents furnished and to be furnished to Seller and its representatives by Buyer pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. To the best knowledge of Buyer, all other information furnished or to be furnished to Seller and its representatives by Buyer pursuant to or in connection with this Agreement does not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading. Copies of all documents referred to in any Schedule (and in all writings expressly referencing Section 4 and delivered pursuant to
Section 4) have been delivered or made available to Seller and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

      4.8. BUYER'S KNOWLEDGE. When used herein, the phrases "to the best knowledge of Buyer," "to Buyer's knowledge" and "known" and similar references to Buyer's knowledge shall mean and refer to all matters with respect to which
(a) Buyer has received written notice or (b) the following representatives of Buyer have actual knowledge: David T. Vandewater, Jamie E. Hopping, R. Dirk Allison, W. Page Barnes, George M. Garrett and Eb LeMaster. The above referred to phrases shall also mean and refer to the actual knowledge of Steve Petrovich, Esq. and Christy Sawyer, Esq. when used in connection with Section 10.22(b).

5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the Execution Date and the
Closing:

      5.1. INFORMATION. Subject to the provisions of Section 12.10 and the Confidentiality Agreement (as defined in Section 12.10), Seller shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access during normal business hours to and the right to inspect the plants, properties, books, and records of the Facilities, and will furnish Buyer with such additional financial and operating data and other information as to the business and properties of Seller and Seller Entities pertaining to the Facilities as Buyer may from time to time reasonably request without regard to where such information may be located. Buyer's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyer agrees that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyer without Buyer first providing reasonable notice to Seller and coordinating such inspection or contact with Seller.

      5.2. OPERATIONS. Seller shall, and shall cause the Seller Entities to, with respect to the Purchased Assets:

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

            (a) except as disclosed on Schedule 5.2(a), carry on its business pertaining to the Facilities in substantially the same manner as presently conducted and except in the ordinary course of business not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities other than changes required to consummate the transactions contemplated in this Agreement;

            (b) maintain the Facilities and all parts thereof in their condition on the Execution Date, ordinary wear and tear excepted;

            (c) except as disclosed on Schedule 5.2(c), perform its obligations in all material respects under all material agreements relating to or affecting the Purchased Assets, including the Facilities (other than the Excluded Assets);

            (d) keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities; and

            (e) use its commercially reasonable best efforts to maintain and preserve its business organizations intact, retain its present employees at the Facilities and maintain its relationships with physicians, suppliers, customers, and others having business relations with the Facilities.

      5.3. NEGATIVE COVENANTS. Seller shall not, and shall cause the other Seller Entities not to, with respect to the business or operation of the Facilities or otherwise regarding the Purchased Assets, without the prior written consent of Buyer, which consent Buyer shall not unreasonably withhold, delay or condition:

            (a) amend, or unless the other party is in default or breach, terminate any of its material Assumed Contracts, or enter into any commitment or incur or agree to incur any liability greater than Twenty Five Thousand Dollars ($25,000) annually, except as provided herein or in the ordinary course of business or as contemplated by this Agreement;

            (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business and/or in accordance with an existing contract or existing personnel policies;

            (c) create, assume, or permit to exist any new debt, mortgage, pledge, or other lien or encumbrance upon any of the Purchased Assets, whether now owned or hereafter acquired, other than in the ordinary course of business;

            (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment except in the normal course of business;

            (e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction-in-progress in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

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

            (f) take any action outside the ordinary course of business of the Facilities or their related ancillary services, except for those contemplated by this Agreement or the Closing Documents;

            (g) reduce inventory of the Facilities except in the ordinary course of business; or

            (h) enter into any agreement which likely would have a material adverse effect on the value of any of the Facilities or any of the Purchased Assets.

      For purposes of this Section 5.3, Seller shall be deemed to have obtained Buyer's prior written consent to undertake the actions otherwise prohibited by this Section 5.3 if Seller gives Buyer written notice of a proposed action and Seller does not receive from Buyer a written notice of objection to such action within five (5) business days after Buyer receives Seller's written notice. Notwithstanding any provision to the contrary contained in this Agreement, neither Section 5.2 nor this Section 5.3 shall be construed to prohibit Seller from engaging in any act which Seller reasonably believes is necessary to preserve and protect the continued operation of the Facilities or to consummate the transactions contemplated in this Agreement. Seller shall give Buyer prompt written notice subsequent to taking any act described in the immediately preceding sentence.

      5.4. GOVERNMENTAL APPROVALS. Seller shall (i) use its commercially reasonable best efforts to obtain all governmental approvals (or exemptions therefrom) obtainable by it and necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) at Buyer's request, and at Buyer's sole cost and expense if material in terms of time or cost, assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

      5.5. FTC NOTIFICATION. Not later than ten (10) days after the Execution Date, Seller shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and, between the Execution Date and the Closing, shall comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller shall furnish to Buyer such information in Seller's possession or under its control concerning Seller as Buyer needs to perform its obligations under Section 6.2.

      5.6. ADDITIONAL FINANCIAL INFORMATION. Not later than five (5) business days after they are approved (but in no event later than twenty (20) days following the end of each calendar month prior to Closing), Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income (collectively, the "Interim Statements") of, or relating to, Seller and Seller Entity Organizations for each month then ended, together with a year-to-date compilation, which presentation shall have been prepared from and in accordance with the books and records of Seller and Seller Entity Organizations, on a consistent basis with the Financial Statements, and shall fairly present in all material respects the financial position and results of operations of Seller and Seller Entity Organizations as of the date and for the period indicated, all in accordance with GAAP consistently applied, except as set forth in Schedule 3.4. To the extent permitted by law, Seller shall notify Buyer in writing and shall keep Buyer informed of any unexpected emergency or other materially adverse unanticipated change in the business of any of the Hospitals and of any governmental complaints, investigations or adjudicatory proceedings (or governmental communications indicating that the same may be contemplated) or of any other such matter.

      5.7. NO-SHOP CLAUSE. Seller agrees that, from and after the date of the execution and delivery of this Agreement by Seller and Buyer until the Closing or the termination of this Agreement, whichever is earlier, Seller will not, without the prior written consent of Buyer or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any material portion of the Purchased Assets or any ownership interest in any entity owning any material portion of the Purchased Assets, (ii) solicit offers to buy all or any material portion of the Purchased Assets or any ownership interest in any entity owning any material portion of the Purchased Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss in any material respect or negotiate with any person regarding any inquiries, proposals or offers relating to any disposition of all or any material portion of the Purchased Assets or a merger or consolidation of any entity owning any material portion of the Purchased Assets, or (iv) enter into any agreement or negotiations with any party (other than Buyer or Strategic Parties) with respect to the sale, assignment, or other disposition of all or any material portion of the Purchased Assets or any ownership interest in any entity owning any material portion of the Purchased Assets or with respect to a merger or consolidation of any entity owning any material portion of the Purchased Assets. Seller will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction.

      5.8. TITLE COMMITMENT. Seller, at its expense, shall obtain a current title commitment (the "Title Commitment") issued by Fidelity National Title Insurance Company (using Guaranty Abstract Company as the local title insurance agent) (the "Title Company"), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Owned Real Property and any Material Leased Real Property (as defined below) for which Buyer has determined to obtain leasehold policies, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Owned Real Property and such Material Leased Real Property. Schedule 5.8 sets forth a list of the Material Leased Real Properties. Buyer shall have the right to object to the status of title for a period of twenty (20) days after the later of its receipt of (i) the Title Commitment (including any amendments thereto based upon the Title Company's review of the Surveys), (ii) copies of all Schedule B-II title exceptions, and
(iii) the Surveys. Buyer's objections must be in writing, and the writing must identify each objection and the reason(s) for it in reasonable detail. All matters reflected in the Title Commitment and the Surveys to which Buyer does not object within the time permitted shall be deemed "Permitted Encumbrances." The Title Commitment shall contain the express commitment of the Title Company to issue an Owner's Title Policy (the "Title Policy") to Buyer in an amount equal to the portion of the Purchase Price being

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allocated to the Real Property being insured thereby insuring good and marketable fee simple title to the Owned Real Property and leasehold title to any Material Leased Real Property for which Buyer has determined to obtain leasehold policies with the standard printed exceptions endorsed or deleted in accordance with Section 7.3. Buyer may take the lead role in obtaining the Title Commitment, with the cooperation and assistance of Seller. For purposes of this Agreement, the term "Material Leased Real Property" means any Leased Real Property leased pursuant to a lease under which Seller or Seller Entities pay annual rent in excess of $100,000 or have an option to purchase such Leased Real Property without regard to annual rental.

      5.9. SURVEYS. Buyer, at its expense, may choose to obtain current as-built surveys of the Owned Real Property (the "Surveys"). The Surveys shall meet the requirements of an ALTA/ASCM survey and otherwise be in form and detail reasonably satisfactory to Buyer. Unless otherwise determined by Buyer, the Surveys shall (i) be currently dated; (ii) show the location on the Owned Real Property of all improvements, fences, evidences of abandoned fences, lakes, ponds, creeks, streams, rivers, easements, roads, and rights-of-way; (iii) identify all easements and rights-of-way by reference to the recording information applicable to the documents creating such easements or rights-of-way; (iv) show any encroachments onto the Owned Real Property from any adjacent property, any encroachments from the Owned Real Property onto adjacent property, and any encroachments into any easement or restricted area within the Owned Real Property; (v) locate all existing improvements (such as buildings, power lines, fences, and the like); (vi) locate all dedicated public streets or other roadways providing access to the Owned Real Property, including all curb cuts and all alleys; (vii) locate all set-back lines and similar restrictions covering the Owned Real Property or any part thereof and any violations of such restrictions; and (viii) show thereon a legal description of the boundaries of the Owned Real Property by metes and bounds or other appropriate legal description. Each Survey shall contain the surveyor's certification to Buyer, Seller, and the Title Company that (i) the Survey was made on the ground; (ii) there are no visible or recorded easements, discrepancies, conflicts, encroachments, or overlapping of improvements except as shown on the Survey;
(iii) the Survey correctly shows all visible or recorded easements or rights of way across the Owned Real Property or any other easements or rights of way of which the surveyor has been advised, including, without limitation, those matters affecting title reflected in the Title Commitment; (iv) the Survey correctly shows the location of all buildings, structures, and other improvements situated on the Owned Real Property; (v) the Survey conforms to all applicable minimum guidelines for surveys of comparable property as set forth in applicable laws, regulations, or professional standards; (vi) all streets abutting the Owned Real Property and all means of ingress to and egress from the Owned Real Property have been completed, dedicated, and accepted for public maintenance by the relevant municipal body; (vii) except as shown thereon, the Owned Real Property is not located within the 100 year flood plain or other flood hazard area; (viii) the Survey is a true, correct, and accurate representation of the Owned Real Property; and (ix) such other matters as may be required by the Title Company to allow it to issue the Title Policy. It is the intent of the parties that Buyer take the lead role in obtaining the Surveys, with the cooperation and assistance of Seller.

      5.10. INSURANCE RATINGS. Seller, at Buyer's sole cost and expense, will take all action reasonably requested by Buyer to assist Buyer Entities to succeed to the Workers' Compensation and Unemployment Insurance ratings, and other ratings for insurance or other purposes, established by

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Seller and Seller Entities for the Facilities. Buyer shall not be obligated to succeed to any such ratings, except as it may elect to do so.

      5.11. TAIL INSURANCE. Prior to the Closing (or, if later, the Lease Effective Date with respect to applicable Strategic Facilities), Seller shall, at its sole cost and expense, obtain "tail" insurance on all claims-made form policies, including professional and general liabilities of the Facilities relating to all periods prior to the Closing. The insurance shall have coverage levels equal to the current policies insuring the Seller Entities.

      5.12. MEDICAL STAFF DISCLOSURE. Seller shall deliver to Buyer a written disclosure containing a brief description of all adverse actions taken by Seller or Seller Entities during the last three (3) years against medical staff members or applicants which could result in claims or actions against Seller and Seller Entities and which are not disclosed in the minutes of the meetings of the Medical Executive Committee of the Medical Staff of each Hospital, which have been provided to Buyer.

      5.13. SELLER'S EFFORTS TO CLOSE. Seller shall use its commercially reasonable best efforts to satisfy in a timely manner all of the conditions precedent set forth in Sections 7 and 8 to its or Buyer's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions. Seller's obligations herein shall not include an obligation to assume responsibility for costs and expenses for which Buyer is obligated to pay.

      5.14. WAIVER OF BULK SALES LAW COMPLIANCE. Seller hereby waives compliance by Buyer and Buyer Entities with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Purchased Assets are located and all other similar laws applicable to bulk sales and transfers.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the Execution Date and the
Closing:

      6.1. GOVERNMENTAL APPROVALS. Buyer shall (i) use its commercially reasonable best efforts to obtain all governmental approvals (or exemptions therefrom) obtainable by it and necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) at Seller's request, and at Seller's sole cost and expense if material in terms of time or cost, assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein. Without limiting the generality of this
Section 6.1, Buyer shall (i) not later than five (5) days after the Execution Date, file all applications for certificates of need required to consummate the transactions contemplated in this Agreement not later than July 1, 2004 and (ii) not later than ten (10) days after the Execution Date, file all applications, notices and requests for licenses, permits and approvals required to consummate the transactions completed in this Agreement and to operate the Facilities not later than July 1, 2004. Buyer shall deliver to Seller copies of all said applications at the time of their filing.

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

      6.2. FTC NOTIFICATION. Not later than ten (10) days after the Execution Date, Buyer shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and, between the Execution Date and the Closing, shall comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information in Buyer's possession or under its control concerning Buyer as Seller needs to perform its obligations under Section 5.5.

      6.3. BUYER'S EFFORTS TO CLOSE. Buyer shall use its commercially reasonable best efforts to satisfy in a timely manner all of the conditions precedent set forth in Sections 7 and 8 to its or Seller's obligations under this Agreement to the extent that Buyer's action or inaction can control or influence the satisfaction of such conditions. Buyer's obligations herein shall not include an obligation to assume responsibility for costs and expenses for which Seller is obligated to pay.

      6.4. WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by Seller and Seller Entities with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Purchased Assets are located and all other similar laws applicable to bulk sales and transfers.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

      7.1. REPRESENTATIONS/WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and, when read in light of any Schedules which have been attached to this Agreement or updated in accordance with the provisions of Section 12.1, as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

      7.2. PRE-CLOSING CONFIRMATIONS. Buyer shall have obtained documentation or other evidence satisfactory to Buyer in its reasonable judgment that Buyer:

            (a) Has received or will receive approval from all Government Entities whose approval is required to complete the transactions herein contemplated, as specified on Schedule 7.2(a);

            (b) Has received or will receive written confirmation or reasonable assurance from all applicable licensure agencies that upon the Closing all material licenses required by law to operate the Facilities as currently operated will, if required by law, be transferred to, or issued or reissued in the name of, the Buyer Entities, as specified on Schedule 7.2(b); and

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

            (c) Has obtained or will obtain reasonable assurances that Medicare and Medicaid certification of the Facilities for their operation by Buyer Entities will not be denied or withheld effective as of the Closing and that Buyer Entities will not be barred or prohibited from participating in and receiving reimbursement from such programs effective as of the Closing, provided that Buyer acknowledges that Buyer Entities will not be able to receive reimbursement until a tie-in notice is provided to the Facility's fiscal intermediary by CMS.

      7.3. TITLE POLICY. Buyer shall have received a pro forma of the Title Policy (or marked Title Commitment reasonably satisfactory to Buyer) from the Title Company insuring to Buyer Entities good and marketable fee simple title to the Owned Real Property and leasehold title to any Material Leased Real Property for which Buyer has determined to obtain leasehold coverage, subject only to (i) the Permitted Encumbrances, and (ii) taxes for the current and subsequent years "not yet due and payable." The Title Policy shall be issued on an ALTA Form 1992 Owner's Title Policy in an amount equal to the portion of the Purchase Price allocated to the Real Property insured thereby, shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and shall contain such endorsements thereto as Buyer may reasonably require after review of the Title Commitment and the Surveys.

      7.4. ACTIONS/PROCEEDINGS. No action or proceeding shall have been instituted or threatened by a Government Entity to restrain or prohibit the transactions herein contemplated, and no Government Entity shall have taken any other action that materially jeopardizes the parties' ability to proceed with the transactions hereunder.

      7.5. ADVERSE CHANGE. No material adverse change in the aggregate results of operations, financial condition, business or prospects of the Facilities shall have occurred since the Balance Sheet Date, and no material change, loss or damage to the Purchased Assets, whether or not covered by insurance, shall have occurred.

      7.6. INSOLVENCY. Seller and Seller Entities shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing their inability to pay their debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller or Seller Entities.

      7.7. OPINION OF COUNSEL TO SELLER. Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance reasonably satisfactory to counsel for Buyer, covering the matters set forth in Exhibit N.

      7.8. REQUIRED CONSENTS. Prior to the Closing Date, Seller shall send to all third-party entities which are parties to the Assumed Contracts requiring consent to assignment a request for such consent. Seller shall have obtained all consents, waivers and estoppels of third parties that are material to the consummation of the transactions contemplated in this Agreement (collectively, the "Material Consents") as specified in Schedule 7.8. The Material Consents shall be in form and substance reasonably satisfactory to Buyer.

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

      7.9. VESTING/RECORDATION. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, assignments or other instruments of transfer and consents and waivers by others, required to transfer to and effectively vest in Buyer all right, title, and interest in and to the Purchased Assets, in proper statutory form for recording if such recording is necessary or appropriate.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

      8.1. REPRESENTATIONS/WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and, when read in light of any Schedules which have been attached to this Agreement or updated in accordance with the provisions of Section 12.1, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

      8.2. GOVERNMENTAL APPROVALS. Seller or Seller Entities shall not have received any written notice that any material consent, authorization, order or approval of (or filing or registration with) any Government Entity or other party required in connection with the execution, delivery and performance of this Agreement shall not be forthcoming.

      8.3. ACTIONS/PROCEEDINGS. No action or proceeding shall have been instituted or threatened by a Government Entity to restrain or prohibit the transactions herein contemplated, and no Government Entity shall have taken any other action that materially jeopardizes the parties' ability to proceed with the transactions hereunder.

      8.4. INSOLVENCY. Buyer and Buyer Entities shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted in writing their inability to pay their debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer or Buyer Entities.

      8.5. OPINION OF COUNSEL TO BUYER. Seller shall have received an opinion from counsel to Buyer dated as of the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to counsel for Seller, covering the matters set forth in Exhibit O.

9. SELLER'S COVENANT NOT TO COMPETE. Seller hereby covenants that at all times from the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller and its Affiliates shall not, directly or indirectly, except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), or except as provided in the Introduction, own, lease, manage, operate, control, or participate in any manner with the ownership, lease, management, operation or control of any business which offers

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

health care services in competition with the Facilities, including, but not limited to, any acute care hospital, specialty hospital, rehabilitation facility, diagnostic imaging center, inpatient or outpatient psychiatric or substance abuse facility, ambulatory or other type of surgery center, nursing home, skilled nursing facility, home health or hospice agency, or physician clinic or physician medical practice (any of such uses being referred to herein as a "Competing Business"), within a ten-mile radius of the location of each Hospital as of the Execution Date (the "Restricted Area"), without Buyer's prior written consent (which Buyer may withhold in its sole and absolute discretion); provided, however, that Seller and its Affiliates will not be precluded from participating in activities which promote health care services for residents of the communities historically served by Seller or its Affiliates, so long as Seller or its Affiliate does not make direct monetary payment to a Competing Business within the Restricted Area (other than to Strategic Health Care Businesses if and for so long as the same are the subject and included within a Strategic Facility Agreement and other than to Independent Health Care Businesses if and for so long as the same are the subject and included within a Independent Facility Agreement); provided further, however, that Seller and its Affiliates will not be precluded from making direct monetary payments to a Competing Business within the Restricted Area if the Hospital (the location of which defines the Restricted Area) ceases to be owned or operated by Buyer or its Affiliates; provided, further, however, that Seller and its Affiliates will not be precluded from making direct monetary payments to a Competing Business within the Restricted Area to support the Competing Business' provision of health care to the medically underserved, to support the Competing Business' conduct and undertaking of medical education, and/or to support the Competing Business' sponsorship of medical research. In the event of a breach of this
Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys' fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. Each party hereto hereby acknowledges the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

      10.1. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among Seller and Seller Entities and classes of Purchased Assets in accordance with and as provided by Section 1060 of the Code. Within thirty (30) days prior to the Closing, Buyer shall provide Seller with a preliminary allocation of the Purchase Price for Seller's review and approval, which approval Seller shall not unreasonably withhold or delay. Within ninety (90) days after the Closing, Buyer shall provide Seller with a revised allocation of the Purchase Price for Seller's review and approval, which approval Seller shall not unreasonably withhold or delay. The parties agree that any tax returns or other tax information that they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

      10.2. TERMINATION PRIOR TO CLOSING.

            (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Seller and Buyer; (ii) by Buyer if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Section 7 is or becomes impossible and Buyer has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than
(a) through the failure of Buyer to comply with its obligations under this Agreement or (b) Seller's failure to provide its closing deliveries on the Closing Date is a result of Buyer not being ready, willing and able to close the transaction on the Closing Date); (iii) by Seller if any of the conditions in
Section 8 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Section 8 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (a) through the failure of Seller to comply with its obligations under this Agreement or (b) Buyer's failure to provide its closing deliveries on the Closing Date is a result of Seller not being ready, willing and able to close the transaction on the Closing Date); (iv) by Buyer or Seller if the Closing Date shall not have taken place by August 31, 2004 (which date may be extended to September 30, 2004 by mutual agreement of Buyer and Seller if they believe that the Closing is imminent); or (v) by either Seller or Buyer pursuant to Section 12.1.

            (b) If this Agreement is terminated pursuant to Section 10.2(a), (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 12.6, 12.9, 12.10, and 12.11 shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.9, and (c) nothing shall prevent either party hereto from pursing any of its legal rights or remedies that may be granted to any such party by law against the other party to this Agreement.

      10.3. POST CLOSING ACCESS TO INFORMATION. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental regulations, the prosecution or defense of third party or other claims and for other reasonable and legitimate business purposes. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing, or ninety (90) days after the expiration of the applicable statute of limitations (if the information or documents relate to a patient not of majority age when treated), whichever is longer, each will make available to the other's agents, independent auditors and counsel within ten (10) days after receipt of the other party's written request and at the expense of the requesting party such documents and information as may be available relating to the Purchased Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the

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

transactions herein contemplated, audits, compliance with governmental regulations, the prosecution or defense of claims and other reasonable and legitimate business purposes.

      10.4. PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING. After the Closing, Buyer shall, in the ordinary course of business and for no less than the period required by law, keep and preserve in their original form all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Purchased Assets delivered to the Buyer Entities at the Closing. For purposes of this Agreement, the term "records" includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Facilities it and Buyer Entities will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by, and to cause Buyer Entities to abide by, any such rules and regulations relating to the confidential information it or they acquire. Buyer further agrees to maintain, and to cause Buyer Entities to maintain, the patient records delivered to Buyer Entities at the Closing at the Facilities after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C.
Section 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Facilities after Closing to the extent such maintenance rules are consistent with applicable laws. No later than ten (10) days after Buyer's receipt of written notice from Seller or Seller Entity Organization and appropriate consents and authorizations, Buyer will afford, during normal business hours, to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer and Buyer Entities at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller Entities at the Facilities). No later than ten (10) days after Buyer's receipt of written notice, Buyer shall also make available to Seller and Seller Entity Organizations at their sole cost and expense, the officers and employees of Buyer Entities at reasonable times and places after the Closing. In addition, Seller and Seller Entities shall be entitled, at their sole risk, to remove from the Facilities copies of any such patient records, but only for legitimate business purposes, including a governmental investigation or pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or Seller Entities in connection with such business purpose and, if required by law, also upon Buyer's receipt of appropriate consents and authorizations. Seller or Seller Entities shall promptly following their use return to Buyer or Buyer Entity any patient records they may remove from the Facilities. Any access to the Facilities, their records or the Buyer Entities' personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer Entities.

      10.5. CON DISCLAIMER. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate governmental agencies shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required.

      10.6. TAX AND MEDICARE EFFECT. None of the parties (nor such parties' counsel or accountants) has made or is making any representations to the other party (nor such party's counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this

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

Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

      10.7. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and
(c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of
Section 12.10, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      10.8. COOPERATION ON TAX MATTERS.

            (a) Following the Closing, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, as reasonably requested and at the expense of the requesting party, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Purchased Assets delivered to the Buyer Entities at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

            (b) Buyer and Seller agree to follow the standard procedure for preparing and filing specified employer tax returns and employee information returns as established in Revenue Procedure 96-60, modifying and superceding 84-77. Seller agrees to make any and all necessary information in its possession or under its control available to Buyer with respect to predecessor wages considered as having been paid by the successor under Section 3121(a)(1) for purposes of determining whether the successor employer has paid remuneration with respect to the contribution and benefit base (as determined under section 230 of the Social Security Act).

            (c) Buyer and Seller agree to follow the standard procedure for preparing and filing information returns as established by Revenue Procedure 99-50.

      10.9. COST REPORTS. Seller, at its sole cost and expense, shall prepare and timely file or cause to be prepared and timely filed all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending on or prior to the Closing Date, or as a result of the consummation of the transactions described herein (the "Seller Cost Reports"). Seller shall submit to Buyer for Buyer's review and approval (such approval not to be unreasonably withheld or delayed), the terminating Seller Cost Report relating to each Facility, at least ten (10) business days prior to the intended filing date of such terminating Seller Cost Report. Buyer shall give to Seller its comments

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to the Seller Cost Reports within five (5) business days after its receipt of the same. Buyer shall forward, and shall cause Buyer Entities to forward, to Seller any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by Buyer or Buyer Entities. Buyer shall remit any receipts of funds relating to the Seller Cost Reports within ten (10) business days after receipt by Buyer or Buyer Entities and shall forward to Seller any demand for payments within three (3) business days after receipt by Buyer. Seller shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Seller shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Seller will furnish copies of such cost reports, correspondence, work papers and other documents relating to the Seller Cost Reports to Buyer upon Buyer's written request and at Buyer's cost.

      10.10. MISDIRECTED PAYMENTS, ETC. Seller and Buyer each covenants and agrees to remit, with reasonable promptness (but no later than ten (10) business days after its receipt), to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller Entities or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller Entities or the Facilities must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing Date and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered on or after the Closing Date. In the event that, following the Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer, relating directly to amounts owing under any such programs by Seller or any Seller Entity Organization, Seller shall promptly upon demand from Buyer pay to Buyer the amounts so billed or offset after Seller determines to its reasonable satisfaction that the offsets suffered by Buyer relate directly to amounts owed by Seller or Seller Entities under any such programs; conversely, in the event that following the Closing, Seller suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Seller, relating directly to amounts owing under any such programs by Buyer or Buyer Entities, Buyer shall promptly upon demand from Seller pay to Seller the amounts so billed or offset after Seller determines to its reasonable satisfaction that the offsets suffered by Seller relate directly to amounts owed by Buyer or Buyer Entities under any such programs.

      10.11. EMPLOYEE MATTERS. As of the Closing Date, Seller shall, and shall cause the Seller Entities to, terminate all of their employees who are not parties to written employment agreements with Seller or Seller Entities, and Buyer shall cause the Buyer Entities to offer to hire all active employees of Seller and Seller Entities who are not parties to written employment agreements with Seller or Seller Entities (including those employees then on approved FMLA leaves of absence, leaves for workers' compensation of up to 12 weeks, or leaves of absence that do not extend beyond thirty (30) days) as of the Closing Date in positions equivalent to and at compensation levels consistent with those maintained or provided by Seller and Seller Entities immediately prior to the Closing Date. Notwithstanding the foregoing, Buyer reserves the right to permit a Buyer Entity not

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to hire any individual employee for cause (i.e., with a legitimate and legally permissible reason with respect to such employee's job performance or conduct), upon reasonable advance written notice to Seller and the employee (but no later than five (5) business days prior to the Closing Date). Other than the obligation stated herein to offer to hire all active employees on the terms and conditions stated herein, and the obligation to comply with the requirements of the WARN Act, nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. Notwithstanding anything to the contrary in this Agreement, within the period of ninety (90) days before the Closing, Seller and Seller Entities shall not, and within the ninety (90) days following the Closing, Buyer and Buyer Entities shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms "single site of employment," "operating unit," "employment loss" and "mass layoff" shall be defined as in the WARN Act. With respect to terminations of or a refusal to rehire employees following the Closing, Buyer Entities shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Buyer Entities, Buyer Entities shall provide such employees with employee benefits consistent with the benefits generally offered to employees of Affiliates of Buyer in the same or comparable geographic area in which the Facilities are located and, to the extent Seller and Seller Entities have qualified retirement programs for such employees, Buyer and Buyer Entities shall recognize the existing seniority of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual); provided, however, no such credit need be given in respect of any new plan commenced or participated in by Buyer Entities in which no prior service credit is given or recognized to or for other plan beneficiaries. In extending such benefits, Buyer and Buyer Entities shall waive pre-existing conditions limitations in their welfare benefit plans which might otherwise apply to such employees except to the extent employees have not satisfied such limitations under the current welfare benefit plans of Seller and Seller Entities.

      10.12. GOVERNANCE AND MANAGEMENT. For a period of at least five (5) years following the Closing, Buyer Entities will appoint a Board of Trustees for each Hospital (the "Board of Trustees") comprised of the Hospital's Chief Executive Officer, Chief of the Medical Staff, physicians on the Hospital's medical staff and local community members. A majority of the members of the Board of Trustees shall consist of individuals who are not employees of Buyer or Buyer Entity Organizations. The Board of Trustees shall meet on a regular basis and, as more fully set forth in the Hospital's bylaws, shall have the following responsibilities:

            (a) adopting a vision, mission and values statement;

            (b) participating in development and review of operating and capital budgets and facility planning (Buyer reserving ultimate authority for budgets and planning);

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            (c) participating in periodic (but no less frequently than annual)
evaluations of the Chief Executive Officer of the Hospital;

            (d) discontinuing, or substantially reducing in size or scope, an essential service of the Hospital;

            (e) granting medical staff membership and privileges and, when necessary, taking disciplinary action consistent with the Hospital and Medical Staff Bylaws (with the advice of counsel);

            (f) assuring medical staff compliance with JCAHO or AOA requirements (with the advice of counsel);

            (g) supporting physician recruitment efforts; and

            (h) fostering community relations and identifying service and educational opportunities.

      10.13. INDIGENT CARE POLICIES. For a period of at least five (5) years following the Closing, Buyer Entities shall adopt and maintain as the indigent care policies of the Hospitals, Seller's or Seller Entities' current or proposed indigent care policies for the Hospitals (or new policies that are intended to provide a similar or greater benefit to the community). Seller's or Seller Entities' current or proposed indigent care policies for the Hospitals are attached as Exhibit P. Buyer Entities shall cause each Hospital to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. Buyer Entities shall cause the Hospitals to continue to participate in the Medicare and Medicaid programs. This covenant shall be further subject to changes in applicable law (e.g., if legislation is passed permitting hospitals to render lower levels of indigent care, providing for universal health coverage or imposing on hospitals a tax in lieu of the provision of indigent care).

        10.14. CONTINUATION OF SERVICES. For a period of at least five (5) years following the Closing, Buyer Entities will continue to operate each Hospital as a general acute care facility licensed by the State of Oklahoma, and use their best efforts to maintain each Hospital's JCAHO or AOA accreditation. For a period of at least five (5) years following the Closing, Buyer Entities shall continue to operate all essential services offered at each Hospital by a Seller Entity as of the Closing Date, subject to (i) the availability of qualified physicians in the community, (ii) such changes as may be necessary or appropriate based on community needs, and (iii) economic feasibility. No essential service may be discontinued, or substantially reduced in size or scope, without the prior written approval of the Board of Trustees of the Hospital, except for any consolidation of essential services among the Metro Hospitals.

      10.15. CAPITAL EXPENDITURES. During the first five (5) years following the Closing, Buyer shall expend One Hundred Million Dollars ($100,000,000) for capital expenditures for the Facilities, including, without limitation, funds for new equipment, equipment replacement, facility renovations, new facilities, medical office space, development of new services, quality improvement programs,

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physician recruitment and other capital improvements. In addition, Buyer will make a good faith analysis of the need for certain projects identified by Seller in its current capital plan, including the construction of a heart hospital and an orthopaedic center, and the expansion of the women's center, and will issue prior to the Closing at a time mutually agreed to by the parties, communications in support of those projects for which it determines there is a need, subject to such limitations as it deems prudent, including the availability of funds. If Buyer or a Buyer Entity enters into a Lease Agreement for the lease of Cushing Regional Hospital, Buyer shall expend, and shall state in its Lease Agreement for Cushing Regional Hospital its agreement to expend, approximately Two Million Four Hundred Thousand Dollars ($2,400,000) for a proposed major renovation and expansion project for and on behalf of Cushing Regional Hospital and approximately Seven Million Dollars ($7,000,000) for the proposed OU Family Practice Medical Office Building. Buyer will not count the heart hospital project, if undertaken, toward its $100,000,000 capital expenditures commitment.

      10.16. RESIDENCY PROGRAMS. For a period of at least five (5) years following the Closing, Buyer shall cause Buyer Entities to continue the residency programs of Seller Entities in their current or comparable form, subject to the continuation of the current arrangements with the programs' medical schools or other sponsors and no significant adverse change in government reimbursement.

      10.17. GRANDFATHERING OF MEDICAL STAFFS. Immediately following the Closing, there will be no change or modification to the current medical staff membership of, or staff privileges for, physicians in good standing on the medical staff of each Hospital; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of each Hospital to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws of the applicable Hospital. More particularly, in order to ensure a smooth transition for the medical staff of each Hospital, Buyer shall cause the Board of Trustees of each Hospital, concurrently with the Closing to (i) appoint all of the physicians who are on the medical staff of the Hospital immediately prior to the Closing (the "Physicians") to the medical staff, in their then current categories; (ii) grant all of the Physicians their then current clinical privileges; (iii) establish the same medical staff sections and departments, where applicable; (iv) appoint to the positions of Chiefs and Assistant Chiefs of Section and Department Chairmen the Physicians who hold the positions immediately prior to the Closing;
(v) take no action to change any of the staff committees or their functions;
(vi) take no action to change any of the staff officers or committee members;
(vii) adopt the then current bylaws and incorporated documents, rules and regulations of the medical staff of each Hospital; and (viii) adopt the then currently proposed changes to the bylaws and incorporated documents, rules and regulations of the medical staff, if then approved by the Hospital's medical staff. Notwithstanding the foregoing, nothing herein shall prevent Buyer or Buyer Entities from making changes or modifications to any of the foregoing after a reasonable time subsequent to the Closing.

      10.18. USE OF CONTROLLED SUBSTANCE PERMITS. To the extent permitted by applicable law, Buyer Entities shall have the right, for a period not to exceed one hundred twenty (120) days following the Closing Date, to operate under the licenses and registrations of Seller Entities relating to controlled substances and the operations of pharmacies and laboratories, until Buyer Entities are

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able to obtain such licenses and registrations for themselves. In furtherance thereof, Seller Entities shall execute and deliver to Buyer Entities at or prior to the Closing limited powers of attorney substantially in the form of Exhibit
K. Under the limited powers of attorney, Buyer Entities shall have sole responsibility and liability for the dispensing of controlled substances and for the operation of the pharmacies and laboratories and shall agree to indemnify and hold harmless Seller Entities against any and all losses, liabilities, damages, costs and expenses that Seller Entities may incur as a result of the actions that Buyer Entities, or their respective directors, officers, principals, attorneys, employees agents or other representatives, may take or fail to take under and pursuant to the limited powers of attorney. This covenant to indemnify and hold harmless is independent of the agreement to indemnify and hold harmless contained in Section 11.1 and is not subject to the limitations on indemnification contained in Section 11.2.

      10.19. FINANCIAL STATEMENTS. Seller agrees, upon the request of Buyer, and at Buyer's sole cost and expense, to cooperate and to use its good faith, commercially reasonable efforts to assist Buyer in its efforts to obtain the issuance to Buyer of audited financial statements of Seller Entities, with an unqualified opinion of Seller's independent auditors, together with any other financial statements or information that can reasonably be expected to be required by Buyer to fully comply with Regulation S-X promulgated by the Securities and Exchange Commission.

      10.20. LOCKBOX ACCOUNTS. Effective as of the Closing Date, Seller shall transfer to, and otherwise vest in, Buyer the exclusive right to receive the funds swept from Seller's lockbox accounts or other depository accounts for the purpose of receiving the Accounts Receivable, and shall instruct the bank which maintains such lockbox accounts or other depository accounts to transfer automatically each business day all available funds held in the such lockbox accounts or other depository accounts to an account designated by Buyer. If Seller or any Seller Entity comes into possession of any payments with respect to any Accounts Receivable, it shall deposit such payments into the lockbox accounts or other depository accounts. The parties acknowledge and agree that, following the Closing, Buyer or its designees shall have sole dominion and control over the lockbox accounts or other depository accounts, including, without limitation, the exclusive right to revoke any instructions given to the bank that maintains the lockbox accounts or other depository accounts and the exclusive right to cancel or change the automatic transfer instructions related to the lockbox accounts or other depository accounts.

      10.21. SUBSEQUENT SALE. If Buyer decides to sell, merge, or otherwise transfer or consolidate any of the Hospitals during a period when Buyer or Buyer Entity is performing any operating covenants pursuant to Sections 10.12, 10.13, 10.14, 10.15 and 10.16, Buyer shall ensure that such subsequent owner of the applicable Hospital agrees to fulfill Buyer's obligations under each of Sections 10.12, 10.13, 10.14, 10.15 and 10.16, as applicable.

      10.22. NOTIFICATION OF CERTAIN MATTERS.

            (a) On the Execution Date, Seller has no knowledge of any fact that would cause Buyer to be in breach of any of Buyer's representations, warranties, covenants, undertakings or other agreements contained in this Agreement. At any time from the Execution Date to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event

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that has caused any representation or warranty of Seller contained in this
Agreement to be untrue in any material respect and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances. In addition, at any time from the Execution Date to the Closing Date, Seller shall give prompt written notice to Buyer if Seller becomes aware of the breach by Buyer of any of Buyer's representations, warranties, covenants, undertakings or other agreements contained in this Agreement, but Seller's knowledge shall not affect any right of Seller to possible indemnification hereunder.

            (b) On the Execution Date, Buyer has no knowledge of any fact that would cause Seller to be in breach of any of Seller's representations, warranties, covenants, undertakings or other agreements contained in this Agreement. At any time from the Execution Date to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances. In addition, at any time from the Execution Date to the Closing Date, Buyer shall give prompt written notice to Seller if Buyer becomes aware of the breach by Seller of any of Seller's representations, warranties, covenants, undertakings or other agreements contained in this Agreement, but Buyer's knowledge shall not affect any right of Buyer to possible indemnification hereunder.

      10.23. USE OF NAMES. Buyer shall not, and shall cause the Buyer Entities to not, use the name or reputation "Hillcrest HealthCare System", "Hillcrest" or any variation thereof in any manner that would cause Seller or any Seller Entity Organization to be in breach or violation of its obligations under and pursuant to that certain Asset Purchase Agreement by and among Apria Healthcare Inc., Hillcrest Outpatient Medical Equipment and Supply Company and Hillcrest HealthCare System, dated July 31, 2001, or that certain Non-Competition and Confidentiality Agreement by and between Hillcrest HealthCare System and Apria Healthcare, Inc., dated July 31, 2001.

      10.24. BUYER'S POST-CLOSING INSURANCE OBLIGATIONS. Buyer, at its sole cost and expense, shall, and shall cause Buyer Entities to, obtain and keep in full force and effect insurance coverage on the Facilities and the Purchased Assets. Such insurance coverage shall be underwritten by reputable insurance companies, shall insure against liabilities and losses customarily insured against by hospitals and health systems that own assets similar to the Facilities and the Purchased Assets, and shall have liability limits customary for hospitals and health systems that own assets similar to the Facilities and the Purchased Assets.

      10.25. REPAIRS. Between the Execution Date and the Closing Date, Seller shall use its commercially reasonable best efforts to perform the work described on Schedule 10.25, for which it has segregated and set aside Seven Hundred Forty Thousand Dollars ($740,000) to perform. If Seller completes the work described on Schedule 10.25, it shall keep the difference between Seven Hundred Forty Thousand Dollars ($740,000) and the amount it expended to perform the work , if any. If Seller fails to complete the work described on Schedule 10.25, it shall pay to Buyer the

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difference between Seven Hundred Forty Thousand Dollars ($740,000) and the
amount it expended to perform the work, if any, through an adjustment to working capital. To the extent Seller performs the work described on Schedule 10.25, Seller shall have no liability to indemnify the Buyer Indemnified Parties (as defined in Section 11.3) under Section 11.3 and no claim by the Buyer Indemnified Parties shall be made to the extent that such claim relates to the object of the work performed or to the work itself performed.

11. INDEMNIFICATION.

      11.1. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in
Section 11.2, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective directors, officers, principals, attorneys, employees, agents or other representatives (collectively, the "Seller Indemnified Parties"), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees and fees of expert consultants and witnesses) (collectively, the "Seller Losses") that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer or an Affiliate of, or any failure by Buyer or an Affiliate to perform, any covenant or agreement of, or required to be performed by, Buyer or an Affiliate under this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities or the Purchased Assets on or after the Closing Date. No provision in this Agreement shall prevent Buyer from pursing any of its legal rights or remedies that may be granted to Buyer by law against any person or legal entity other than Seller and its Affiliates.

      11.2. LIMITATIONS ON INDEMNIFICATION BY BUYER.

            (a) Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall be under no liability to indemnify the Seller Indemnified Parties under Section 11.1 and no claim under Section 11.1 shall: (i) be made to the extent that such claim relates to a liability of the Seller Indemnified Parties arising out of or relating to any act, omission, event or occurrence connected with: (A) the use, ownership or operation of any of the Facilities prior to the Closing Date, or (B) the use, operation or ownership of any of the Purchased Assets prior to the Closing Date, other than as specifically included in the Assumed Liabilities; (ii) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Buyer pursuant to Section 11.3; and (iii) with respect to matters encompassed by Section 11.1(i), accrue to the Seller Indemnified Parties unless and only to the extent that (A) the liability of Buyer in respect of any single claim exceeds Ten Thousand Dollars ($10,000) and (B) the total liability of Buyer in respect of all claims in the aggregate exceeds Five Hundred Thousand Dollars ($500,000) (the "Seller Aggregate Amount"), in which event the Seller Indemnified Parties shall be entitled to seek indemnification under Section 11.1 (i) for all claims only in an amount of Seller Losses which exceed the Seller Aggregate Amount.

            (b) Subject to the limitations set forth in Section 11.2(a), the total liability of Buyer for indemnification under Section 11.1(i), in the aggregate, shall be limited to an amount equal to Fifty Million Dollars ($50,000,000). Notwithstanding anything to the contrary, the limitations

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contained in this Section 11.2(b) shall not apply to any indemnification claims arising under Section 11.1(i) as a result of the intentional misrepresentation or fraud of Buyer.

            (c) If a Seller Indemnified Party is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Buyer hereunder, Seller shall use its commercially reasonable best efforts to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Buyer pays to a Seller Indemnified Party an amount in respect of a claim, and the Seller Indemnified Party subsequently recovers from a thirty party a sum which is referable to that claim, Seller shall cause the Seller Indemnified Party to promptly repay to Buyer so much of the amount paid to it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller and the Seller Indemnified Party in obtaining payment in respect of that claim and in recovering that sum from the third party.

      11.3. INDEMNIFICATION BY SELLER. Subject to the limitations set forth in
Section 11.4, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective directors, officers, principals, attorneys, employees, agents or other representatives (collectively, the "Buyer Indemnified Parties"), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees and fees of expert consultants and witnesses) (collectively, the "Buyer Losses") that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller or an Affiliate of, or any failure by Seller or an Affiliate to perform, any covenant or agreement of, or required to be performed by, Seller or an Affiliate under this Agreement, (iii) any of the Excluded Liabilities, or
(iv) any claim made by a third party with respect to the operation of the Facilities or the Purchased Assets prior to the Closing Date. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Buyer and its Affiliates.

      11.4. LIMITATIONS ON INDEMNIFICATION BY SELLER.

            (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify the Buyer Indemnified Parties under Section 11.3 and no claim under Section 11.3 shall: (i) be made to the extent that such claim relates to a liability of the Buyer Indemnified Parties arising out of or relating to any act, omission, event or occurrence connected with: (A) the use, ownership or operation of any of the Facilities on and after the Closing Date, or (B) the use, ownership or operation of any of the Purchased Assets on and after the Closing Date, other than as specifically included in the Excluded Liabilities; (ii) be made to the extent that such claim relates to an obligation or liability for which Buyer has agreed to indemnify Seller pursuant to Section 11.1; and (iii) with respect to matters encompassed by Section 11.3(i) (other than with respect to the breach of any representations and warranties contained in Section 3.25), accrue to the Buyer Indemnified Parties unless and only to the extent that (A) the liability of Seller in respect of any single claim exceeds Ten Thousand Dollars ($10,000) and (B) the total liability of Seller in respect of all claims in the aggregate exceeds Five Hundred Thousand Dollars ($500,000) (the "Buyer Aggregate Amount"), in which event the Buyer Indemnified Parties shall be entitled to seek

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indemnification under Section 11.3(i) for all claims only in an amount of Buyer
Losses which exceed the Buyer Aggregate Amount.

            (b) Subject to the limitations set forth in Section 11.4(a), the total liability of Seller for indemnification under Section 11.3(i), in the aggregate, shall be limited to (i) the proceeds from the transactions contemplated herein received and held by Seller and/or any Seller Entity Organization (and any earnings thereon) if and until Seller and/or any Seller Entity Organization transfers the proceeds of the transactions contemplated herein to the Foundation (as defined in Section 12.27) and (ii) the net value of the Foundation, with "net value" defined as the assets of the Foundation, minus the liabilities of the Foundation, once Seller and/or any Seller Entity Organization transfers the proceeds of the transactions contemplated herein to the Foundation, provided when Seller and/or any Seller Entity Organization transfers the proceeds of the transactions contemplated herein to the Foundation, it transfers all of said proceeds (and all earnings thereon) to the Foundation. However, notwithstanding anything to the contrary in this preceding sentence, the total liability of Seller for indemnification under Section 11.3(i), in the aggregate, with respect to a breach of any representations and warranties contained in Section 3.25, shall be One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding anything to the contrary, the limitations contained in this Section 11.4(b) shall not apply to any indemnification claims arising under Section 11.3(i) as a result of the intentional misrepresentation or fraud of Seller.

            (c) If a Buyer Indemnified Party is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Buyer shall use its commercially reasonable best efforts to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Seller pays to a Buyer Indemnified Party an amount in respect of a claim, and the Buyer Indemnified Party subsequently recovers from a third party a sum which is referable to that claim, Buyer shall cause the Buyer Indemnified Party to promptly repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Buyer and the Buyer Indemnified Party in obtaining payment in respect of that claim and in recovering that sum from the third party.

      11.5. NOTICE AND CONTROL OF LITIGATION. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the "Indemnified Party") which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the "Indemnifying Party") in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party, at its own cost and expense, shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.5 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a

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result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

      11.6. NOTICE OF CLAIM. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

      11.7. NO PUNITIVE DAMAGES. Notwithstanding anything to the contrary elsewhere in this Agreement, in the absence of fraud, neither Seller nor Buyer (nor any of their respective Affiliates or representatives) shall, in any event, be liable to the other (or any of its Affiliates or representatives) for any exemplary or punitive damages relating to the breach or alleged breach or nonperformance or alleged nonperformance of this Agreement, except to the extent awarded by a court in a third-party claim.

      11.8. EXCLUSIVE REMEDY. The sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty made by Seller or Buyer shall be the remedies provided by this Section 11, except in the case of fraud or intentional misrepresentation on the part of Seller or Buyer, as the case may be.

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12. MISCELLANEOUS.

      12.1. SCHEDULES AND EXHIBITS.

            (a) The parties acknowledge and agree that, although Buyer has completed substantially all of its due diligence as of the Execution Date, Buyer will complete some additional due diligence following the Execution Date. Buyer's additional due diligence is not intended to unduly delay or hinder the transactions contemplated by this Agreement, but instead, is intended to assist Buyer in operationalizing the business of the Facilities following the Closing Date and verifying the accuracy and completeness of information set forth in draft Schedules presented by Seller. As of the Execution Date, the parties have not fully prepared, reviewed and/or agreed to the Schedules contemplated by this Agreement, with the exception of the Schedules the parties have mutually agreed to attach to this Agreement as of the Execution Date (if any). Between the Execution Date and ten (10) business days prior to the Closing Date, each party shall promptly deliver to the other party each of its remaining Schedules when it believes the Schedule to be substantially complete and accurate (each a "Baseline Schedule").

            (b) Between the Execution Date and ten (10) business days prior to the Closing Date, each party may from time to time modify, update or amend one or more of its Schedules, by delivering to the other party a written notice of change (the "Change Notice") in which it notifies the other party of each
Schedule it proposes to modify, update or amend and in which it includes a copy of each Schedule as modified, updated or amended (the "Modified Schedule"), as well as any supporting documents (e.g., contracts or other written notices). Each Modified Schedule shall become a part of this Agreement and shall replace the Schedule it is modifying, updating or amending, unless the other party objects to the Modified Schedule in whole or in part within five (5) business days after its receipt of the Change Notice, in which case the parties shall follow the procedures set forth in this Section.

            (c) A party may object to (i) a Baseline Schedule in whole or in part by delivering to the other party within ten (10) business days of the date of receipt of the Baseline Schedule, a written notice of objection (the "Objection Notice") which sets forth the grounds for its objection or (ii) a Modified Schedule in whole or in part by delivering to the other party within five (5) business days after its receipt of the applicable Change Notice, the Objection Notice, in which it sets forth the grounds for its objection.

            (d) Buyer shall have grounds for rejecting a contract listed on
Schedule 1.1(h) if in its reasonable belief the contract meets one or more of the following standards: the contract contains terms or conditions that violate applicable law; the contract imposes material and adverse limitations on Buyer's or Buyer Entity's ability to operate the Purchased Assets in the same general manner as they were operated by Seller and Seller Entities; the contract contains covenants not to compete or similar exclusivity provisions that materially restrict the activities of Seller or Seller Entities at the Facilities and would materially restrict Buyer's or Buyer Entities' activities at the Facilities; the contract contains material terms that are commercially unreasonable; or the contract is an employment agreement with a management-level employee.

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            (e) Following receipt of an Objection Notice, the parties shall work together in good faith to: (i) correct any inaccuracies in the Schedules which are identified in the Objection Notice; (ii) attempt to resolve any legal issues identified with contracts and, if successful, list the contract on the Assumed Contracts Schedule, or if unsuccessful, list the contract on the Excluded Contracts Schedule; and (iii) resolve any disagreements related to the content of the Objection Notice.

            (f) Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Modified Schedule to which a party has objected to in a timely-sent Objection Notice and which has not been resolved pursuant to Section 12.1(e) shall not prejudice or otherwise affect a party's right to seek relief for the other party's breach of a representation or warranty or affect the objecting party's right to indemnification under Section 11.1(i) or Section 11.3(i) (based upon the Baseline Schedule, that is, without taking into account any modification, update or amendment of the Baseline Schedule). In the event that, after the parties have followed the procedures specified in Section 12.1(e), the remaining disputed items, individually or in the aggregate, would have a material adverse effect on the use by Buyer or Buyer Entities of any material portion of the Facilities or the business or operations of Buyer or Buyer Entities following the Closing Date, Buyer, acting reasonably and in good faith, may terminate this Agreement upon written notice to Seller. As used in this Section 12.1(f) only, "material adverse effect" shall mean matters which, individually or in the aggregate, could reasonably be expected to have an impact of Five Million Dollars ($5,000,000) or more.

            (g) Notwithstanding anything in this Section 12.1, Buyer's objections to matters disclosed on Schedule 3.11 or the state of title to the Real Property shall be governed by the procedures specified in Section 5.8. In addition, following receipt of any Objection Notice containing objections to exceptions or encumbrances identified in the Title Commitment as described in
Section 5.8, Seller shall use its commercially reasonable best efforts to, at Seller's expense, (i) satisfy, release or cure any reasonable objections prior to or concurrently with the Closing, or (b) if acceptable to Buyer, cause such exceptions or encumbrances to be removed from the Title Commitment or insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to Buyer.

            (h) Any disclosure made in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules, as the case may be, of this Agreement to which such disclosure may apply, so long as application to such Section or Schedule is reasonably discernible from such disclosure.

            (i) Between the Execution Date and the Closing Date, the parties shall work together in good faith to draft, negotiate, revise, review and finalize the Exhibits contemplated by this Agreement in a manner that comports with the expressed intentions, understandings and commitments set forth in this Agreement. If the parties are unable to agree upon the content of any Exhibit by at least ten (10) business days prior to the Closing Date, the parties jointly shall select and retain independent national health care counsel to resolve the matter (the "Independent Counsel"). Within five (5) business days following its retention, Independent Counsel shall: (i) meet with the Chief Executive Officers of Buyer and Seller (or their respective designees) to hear about the disagreement and the parties' respective opinions and interests related thereto: and (ii) draft a revised and equitable version of any disputed Exhibit, taking into account the interests expressed by the

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parties (the "Final Exhibits"). The parties shall be bound by the decisions of
Independent Counsel and by the Final Exhibits. If the Final Exhibits contain agreements revised by Independent Counsel, then within three (3) business days following its receipt of the Final Exhibits, each party (if it is a party to the agreement) shall execute and deliver to the other a copy of each such agreement or each party (if its Affiliate is a party to the agreement) shall cause its Affiliate to execute and deliver to the other a copy of each such agreement. The parties shall share equally the costs of Independent Counsel.

      12.2. ADDITIONAL ASSURANCES. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably request for purposes of effecting this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and shall take such other actions as Buyer may reasonably request, to more effectively convey and transfer full right, title, and interest to, vest in, and place Buyer Entities in legal and actual possession of, any and all of the Facilities and the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer Entities to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Facilities or the Purchased Assets. Additionally, each party shall cooperate and use its commercially reasonable best efforts to encourage its directors, officers, and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to all periods prior to and after the Closing in respect of the items subject to this Agreement.

      12.3. CONSENTED ASSIGNMENT. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller or any the Seller Entity thereunder, unless such consent is obtained. Each of Seller and Buyer shall use its commercially reasonable best efforts to obtain any third party consents to the transactions contemplated by this Agreement. If the goods or services provided under an Assumed Contract are available from another source on terms and conditions not materially less favorable or if the failure to obtain such consent to the assignment of any Assumed Contact which by its term requires consent or as to which assignment is ineffectual absent consent would not materially adversely affect the operation of any of the Facilities, then the failure to obtain such consent shall not constitute a breach of or default under this Agreement. Seller and Buyer shall cooperate in good faith in any reasonable arrangement designed to provide for Buyer Entity the benefits under any such claim, right, contract, license, lease, commitment, sales order, or purchase order, including, without limitation, enforcement of any and all rights of Seller or any Seller Entity against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

      12.4. CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or

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whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

      12.5. LEGAL FEES AND COSTS. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

      12.6. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma as applied to contracts made and performed within the State of Oklahoma. All parties agree that venue regarding any action arising hereunder and with respect to the documents and agreements executed in connection with the transactions contemplated hereby will be exclusively in the state and federal courts in the State of Oklahoma, and all parties consent to the jurisdiction thereof.

      12.7. BENEFIT/ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other party, provided, however, that any party may, without the prior written consent of the other party, assign its rights hereunder to one or more Affiliates (as defined in Section 12.18), but in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected. Notwithstanding the provisions of Section 12.22, Seller Entities and Buyer Entities shall be third-party beneficiaries of this Agreement.

      12.8. BROKERAGE FEES. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

      12.9. COST OF TRANSACTION. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto. Seller shall pay the costs of the Title Policy and any state and local documentary stamp tax due in connection with the transfer and conveyance of the Owned Real Property. Buyer shall pay the costs of the Surveys, all filing fees required to obtain approvals or waivers under the HSR Act and all state and local sales taxes incurred in connection with the sale and purchase of the Purchased Assets. In addition, Buyer shall pay all bank fees and other fees and expenses charged by the applicable banks or other lending institutions to convert the debt of Cushing Regional Hospital from tax-exempt to taxable (estimated to be approximately Ninety Thousand Dollars ($90,000) to Seventy Thousand Dollars ($70,000)) and all bank fees and other fees and expenses charged by the applicable banks or other lending institutions to convert the debt of Eastern Oklahoma Medical Center from tax-exempt to taxable (estimated to be approximately Ninety Thousand Dollars ($90,000) to Seventy Thousand Dollars ($70,000)).

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      12.10. CONFIDENTIALITY. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to the Closing it will strictly maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) (who have a need for such information, documents and instruments and who are informed of their confidential nature) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom as may be necessary to effectuate the transactions contemplated by this Agreement. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will promptly return all such information documents and instruments and all copies thereof in its possession to the other party to this Agreement and will promptly destroy all materials generated by it or on its behalf containing such information, documents or instruments. Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings or other notices in connection with outstanding notes, bonds or other securities issued by or on behalf of Buyer or Seller as in the opinion of Buyer's counsel or Seller's counsel are required by agreements existing on the date hereof, law or governmental regulations or are otherwise required to be disclosed pursuant to applicable federal or state law. Buyer and Seller acknowledge that the obligation of confidentiality set forth in this Section
12.10 is in addition to the obligations under that certain Confidentiality Agreement between Buyer and Seller dated _______________, 2004 (the "Confidentiality Agreement").

      12.11. PUBLIC ANNOUNCEMENTS. Seller and Buyer mutually agree that neither party hereto nor its Affiliates shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of both Seller and Buyer, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws in effect on the date hereof or to comply with any continuing disclosure obligation of Seller or Buyer with respect to its outstanding debt.

      12.12. WAIVER OF BREACH. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

      12.13. NOTICE. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by

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receipted overnight delivery, or five (5) days after being deposited in the
United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

         Seller:        Hillcrest HealthCare System
                        110 West 7th Street
                        Suite 2710
                        Tulsa, Oklahoma 74119-1120
                        Attention: President and Chief Executive Officer

         With simultaneous copies to:     McDermott, Will & Emery
                                          227 West Monroe Street
                                          Suite 3100
                                          Chicago, Illinois  60606-5096
                                          Attention: Dean Kant

                                          Boone, Smith, Davis, Hurst & Dickman
                                          100 West 5th Street
                                          Tulsa, Oklahoma  74103
                                          Attention:  William Kellough

         Buyer:             Ardent Health Services, Inc.
                            One Burton Hills Boulevard, Suite 250
                            Nashville, Tennessee 37215
                            Attention: Chief Executive Officer

         With simultaneous copies to:      Ardent Health Services, Inc.
                                           One Burton Hills Boulevard, Suite 250
                                           Nashville, Tennessee 37215
                                           Attention: General Counsel

                                           Boult, Cummings, Conners & Berry, PLC
                                           414 Union Street, Suite 1600
                                           Nashville, Tennessee  37219
                                           Attention:  Stephen T. Braun

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

      12.14. SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

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      12.15. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

      12.16. DIVISIONS AND HEADINGS. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

      12.17. SURVIVAL. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. Notwithstanding anything in this Section 12.17 which may be to the contrary, any claim, demand, or cause of action with respect to a breach of any representation or warranty made in this Agreement (other than representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.12, 4.1,
4.2 and 4.3, which shall survive indefinitely, representations or warranties contained in Sections 3.8, 3.9, 3.13, 3.15, 3.17 and 3.23, which shall survive until the longer of five (5) years or ninety (90) days after the expiration of the applicable statute of limitations relating to the underlying claim, including extensions and waivers) must be made or brought, if at all, within two
(2) years after the Closing Date. Notwithstanding the foregoing, the major equipment (as defined in Section 3.25) included within the Purchased Assets shall be presumptively deemed to have met the standards set forth in Section
3.25 except for major equipment that Buyer notifies Seller, within thirty (30) days following the Closing Date, does not meet such standards. For the avoidance of doubt, this Section 12.17 shall not affect any rights to bring claims after two (2) years based on (x) any covenant or agreement of the parties which contemplates performance after the Closing, (y) the obligations of Buyer under
Section 11.1(ii), 11.1(iii) or 11.1(iv) or (z) the obligations of Seller under
Section 11.3(ii), 11.3(iii) or 11.3(iv).

      12.18. AFFILIATES. As used in this Agreement, the term "Affiliate" means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

      12.19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO

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ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND
TRIAL BY JURY.

      12.20. ACCOUNTING DATE. The transactions contemplated hereby shall be effective for accounting purposes only as of 12:01 a.m. on the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.

      12.21. NO INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

      12.22. NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person except as otherwise expressly provided herein.

      12.23. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      12.24. ENTIRE AGREEMENT/AMENDMENT. Subject to Section 12.10, this Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. Subject to Section 12.10, as between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. Subject to Section 12.10, the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. Subject to Section 12.10, all prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      12.25. RISK OF LOSS. Notwithstanding any other provision hereof to the contrary, except for the Introduction with respect to Strategic Facilities, the risk of loss in respect of casualty to the Purchased Assets shall be borne by Seller prior to the time of Closing and by Buyer thereafter.

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      12.26. OTHER OWNERS OF PURCHASED ASSETS. The parties acknowledge that certain Purchased Assets may be owned by Affiliates of Seller (including Seller Entity Organizations that are not Seller Entities) and not Seller or the Seller Entities. Notwithstanding the foregoing, and for purposes of all representations, warranties, covenants and agreements contained herein, Seller agrees that (i) its obligations with respect to any Purchased Assets shall be joint and several with any Affiliate which owns or controls such Purchased Assets, (ii) the representations and warranties herein, to the extent applicable, shall be deemed to have been made by, on behalf of and with respect to, such Affiliates in their ownership capacity, and (iii) it has the legal capacity to cause, and it shall cause, any Affiliate which owns or controls any Purchased Assets to meet all of Seller's obligations under this Agreement with respect to such Purchased Assets. Seller hereby waives any defense to a claim made by Buyer under this Agreement based on the failure of any person who owns or controls the Purchased Assets to be a party to this Agreement. In lieu of the foregoing, however, Seller, at its sole option, may cause the Affiliate which owns the Purchased Assets to convey the Purchased Assets to Seller or any Seller Affiliate, which will then subsequently convey the Purchased Assets to Buyer or a Buyer Entity pursuant to this Agreement.

      12.27. FOUNDATION. Seller anticipates that it may elect to transfer certain of its assets, including all or a portion of the Purchase Price, to a charitable foundation or similar tax exempt organization (herein, the "Foundation"). The formation of the Foundation may be done at Closing or some time thereafter. In the event that Seller transfers certain of its assets, including all or a portion of the Purchase Price, to the Foundation, then Seller shall cause the Foundation to execute and deliver a signature page or addendum to this Agreement in form reasonably satisfactory to Buyer whereby the Foundation agrees to be bound by this Agreement for the following purposes: (i) to assume joint and several liability for the indemnification obligations of Seller set forth in Section 11.3; and (ii) to agree to be bound by Section 9. Prior to any such transfer of all or a portion of the Purchase Price, the Foundation shall (i) deliver an opinion of counsel in form and substance satisfactory to Buyer to the effect of the due organization of the Foundation, and the valid, binding nature of execution of the agreements required by this Section and their enforceability in accordance with their terms, and such other matters as Buyer shall reasonably determine are needed, (ii) deliver certified resolutions authorizing execution of the foregoing, and (iii) execute and deliver such other instruments and agreements, and take such other action as Buyer may reasonably request.

      12.28. MATERIAL. "Material", when used in this Agreement to qualify any representation of fact or future obligation, means that the representation does not contain any statement or omission of fact that a reasonable purchaser would consider important in deciding whether to consummate a purchase. "Material", when used to qualify any representation of fact relating to a financial item, means a matter resulting in a difference in revenues or expenses of at least Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate on an annual basis. "Material," when used to modify any contract means (a) that the contract would be considered significant to any reasonable person having experience in the subject matter of the contract; (b) that the contract would be considered important by a reasonable purchaser in deciding whether to consummate a purchase; (c) that the contract would result in a difference in revenues or expenses of at least Twenty Five Thousand Dollars ($25,000) in the aggregate;
(d) that the contract would not be terminable without payment or penalty on ninety (90) days or less notice; or (e) that the contract would require the payment by Seller during the remaining term of such contract in excess of Twenty Five Thousand Dollars ($25,000).

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      12.29. SECTIONS. All references to "Sections", "Schedules" and "Exhibits"
in this Agreement shall be deemed to be references to the Sections, Schedules and Exhibits of this Agreement, unless the context clearly indicates otherwise.

      12.30. FRAUDULENT OR CRIMINAL CONDUCT. While the representations and warranties in this Agreement contain certain limitations on the periods covered thereby (e.g., during the last three (3) years), such limitations shall not apply to the fraudulent (including healthcare fraud) or criminal conduct of a party, and the periods related to such conduct shall be of unlimited duration or until ninety (90) days after the expiration of the applicable statute of limitations relating to the underlying claim, whichever is shorter, notwithstanding any other limitations contained in this Agreement.

                                                          SIGNATURE PAGE FOLLOWS

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the Execution Date.

                                     HILLCREST HEALTHCARE SYSTEM

                                     By: /s/ Donald A. Lorack Jr., Pres and CEO
                                         ------------------------
                                     Title: Donald A. Lorack Jr., Pres and CEO
                                                    ("Seller")

                                     ARDENT HEALTH SERVICES, INC.

                                     By: /s/ David T. Vandewater, Pres. and CEO
                                         -----------------------
                                     Title: David T. Vandewater, Pres. and CEO
                                                      ("Buyer")

                                      -72-